UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Zynga Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ZYNGA INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

and

PROXY STATEMENT

April 28, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Zynga Inc., a Delaware corporation (“Zynga”). The Annual Meeting will be held on Thursday, June 9, 2016 at 10:00 a.m., Pacific Time, at Zynga’s headquarters located at 699 8th Street, San Francisco, California 94103 for the following purposes:

1.	To elect eight nominees for director to serve until the next annual meeting and until their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of Zynga’s named executive officers, as disclosed in this proxy statement.
3.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Zynga for its fiscal year ending December 31, 2016.

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 20, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination at Zynga’s headquarters during normal business hours for a period of ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Devang Shah
General Counsel, Secretary and Senior Vice President

Whether or not you expect to attend the Annual Meeting, please submit your proxy or vote via the Internet as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2016: The proxy statement and Zynga’s Annual Report on Form 10-K for 2015 are available electronically at http://www.astproxyportal.com/ast/17382.

ZYNGA INC.

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Zynga Inc., a Delaware corporation, for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 10:00 a.m., Pacific Time, on Thursday, June 9, 2016 at Zynga’s headquarters located at 699 8th Street, San Francisco, CA 94103.  In this proxy statement, unless the context indicates otherwise, the words “Zynga,” “we,” “our,” “ours,” “us” and similar terms refer to Zynga Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Will I receive any other proxy materials by mail?

No, we will not be sending any additional proxy materials by mail unless you request such materials.

How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report on Form 10-K for 2015 are available at http://www.astproxyportal.com/ast/17382.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 9, 2016 at 10:00 a.m., Pacific Time, at Zynga’s headquarters, located at 699 8th Street, San Francisco, CA 94103. Directions to the Annual Meeting may be found at http://investor.zynga.com/events.cfm. Only stockholders of record as of April 20, 2016 are entitled to attend the Annual Meeting. If you are not a stockholder of record but hold shares in “street name” through a brokerage firm, bank, dealer or other similar organization, trustee, or nominee (generally referred to in this proxy statement as a “broker”) you will need to provide proof of beneficial ownership as of April 20, 2016. You should also be prepared to present photo identification for admittance. Information on how to vote in person at the Annual Meeting is discussed below.

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Will the Annual Meeting be webcast?

No, the Annual Meeting will not be webcast or otherwise distributed over the Internet or by teleconference.  If you wish to attend the Annual Meeting, please join us at our headquarters on Thursday, June 9, 2016 at 10:00 a.m., Pacific Time, at Zynga’s headquarters, located at 699 8th Street, San Francisco, CA 94103.

Who can vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you were a stockholder of record as the close of business on April 20, 2016, the record date for the Annual Meeting. On April 20, 2016, there were 739,703,740 shares of our Class A common stock outstanding, 113,461,445 shares of our Class B common stock outstanding and 20,517,472 shares of our Class C common stock outstanding.

Stockholder of Record: Shares Registered in Your Name

You are a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, at the close of business on April 20, 2016. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted. See pages iii and iv for detailed instructions on how to vote your shares.

Beneficial Owner: Shares Registered in the Name of Broker

If your shares were held, not in your name, but rather in an account at a broker at the close of business on April 20, 2016, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by your broker. The broker holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you will need to provide proof of beneficial ownership as of April 20, 2016, such as the Notice or voting instruction you received from your broker, to be admitted to the Annual Meeting. You may also bring your brokerage statement reflecting your ownership of shares as of April 20, 2016. Please note that you will not be able to vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker.

What am I voting on?

There are three matters scheduled for a vote:

•

Proposal 1: Election of Directors. The Board and the Nominating and Corporate Governance Committee of the Board believe that the eight director nominees are qualified to provide effective oversight of the business and quality advice and counsel to Zynga’s management;

•

Proposal 2: Advisory Vote to Approve Executive Compensation. Zynga is seeking a non-binding advisory vote from the stockholders to approve compensation of Zynga’s named executive officers, as disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis” of this proxy statement and under the heading “Executive Compensation—Executive Compensation Tables” of this proxy statement; and

•

Proposal 3: Ratification of Appointment of Ernst & Young as Independent Registered Public Accounting Firm. The Board and the Audit Committee of the Board believe that the continued retention of Ernst & Young LLP to serve as Zynga’s independent registered public accounting firm for the fiscal year ending December 31, 2016 is in the best interest of Zynga and its stockholders and is seeking ratification of selection of Ernst & Young LLP as a matter of corporate governance.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	Proposal 1: Election of Directors. “For” each of the nominees to the Board;

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•	Proposal 2: Advisory Vote to Approve Executive Compensation. “For” the advisory vote to approve executive compensation; and
•

Proposal 3: Ratification of Appointment of Ernst & Young as Independent Registered Public Accounting Firm. “For” the ratification of appointment of Ernst & Young as Zynga’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. Voting procedures based on how your shares are held are described below.

 Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote through the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on June 8, 2016 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as directed by your proxy card.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your broker, you should have received a Notice containing voting instructions from your broker rather than from us. Please follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote over the Internet as instructed by your broker. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker. Follow the instructions included with the Notice, or contact your broker to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, each holder of shares of Class B common stock is entitled to seven votes for each share of Class B common stock held as of the record date and each holder of shares of Class C common stock is entitled to 70 votes for each share of Class C common stock held as of the record date.

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The Class A common stock, Class B common stock and Class C common stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	Proposal 1: Election of Directors. “For” the election of all eight nominees for director;
•	Proposal 2: Advisory Vote to Approve Executive Compensation. “For” advisory vote to approve executive compensation; and
•

Proposal 3: Ratification of Appointment of Ernst & Young as Independent Registered Public Accounting Firm. “For” ratification of the appointment of Ernst & Young LLP as Zynga’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

If any other matter is properly presented at the Annual Meeting, Mr. Gibeau or Mr. Shah (your proxyholders (i.e., the individuals named on your proxy card)) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy through the Internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or Internet proxy is the one that is counted.

If your shares are held by your broker, you should follow the instructions provided by your broker.

What is the deadline for stockholder proposals for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2016 (the date that is 120 days prior to the one-year anniversary of the date of the proxy statement), to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103. A stockholder proposal or a nomination for director that is received after this date will not be included in next year’s proxy statement, but may otherwise be considered at the 2017 annual meeting of stockholders so long as it is submitted to our Corporate

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Secretary no earlier than February 2, 2017 and no later than March 4, 2017. If we hold the 2017 annual meeting of stockholders more than 30 days before or after June 9, 2017 (the one-year anniversary date of the Annual Meeting), we will disclose the new deadline by which stockholders proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform our stockholders. We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our bylaws were filed with the SEC as exhibit 3.1 to the Current Report on Form 8-K, filed by Zynga on March 1, 2016, and can be viewed by visiting our investor relations website at http://investor.zynga.com/governance.cfm. You may also obtain a copy by writing to our Corporate Secretary at Zynga Inc., 699 8th Street, San Francisco, CA 94103.  In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes and abstentions have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  Matters on which a broker is not permitted to vote without instructions from the beneficial owner are referred to as “non-routine” matters.

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the materials you receive from your broker. If you do not provide voting instructions to your broker, your broker will only have discretion to vote your shares on "routine" matters.

“Non-Routine” Matters.  The election of our directors (Proposal 1) and the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 2) are “non-routine” matters and may not be voted on by brokers who have not received specific voting instructions from beneficial owners.

“Routine” Matters.  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is a “routine” matter. Generally, brokers that do not receive voting instructions from beneficial owners may vote on the ratification of independent registered public accounting firms in their discretion.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business.  Broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual matter, and therefore will have no effect on the outcome of the vote on an individual matter. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on any “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

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If you hold your shares in “street name” through a broker, it is critical that you cast your vote if you want it to count in the election of our directors (Proposal 1), or the advisory vote on compensation of our named executive officers (Proposal 2). If you hold your shares in “street name” and you do not instruct your broker how to vote in the election of our directors or the advisory vote on compensation of our named executive officers, no votes will be cast on your behalf.

How many votes are needed to approve each proposal?

•

Proposal 1: Election of Directors. The eight nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.  Broker non-votes will have no effect. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “For” the election of all eight director nominees.

•

Proposal 2: Advisory Vote to Approve Executive Compensation. Approved if it receives “For” votes from the holders of a majority of the voting power of the shares either present in person or represented by proxy and entitled to vote and which are voted “For” or “Against” this proposal. Broker non-votes and abstentions will have no effect. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “For” Proposal 2.

•

Proposal 3: Ratification of Appointment of Ernst & Young as Independent Registered Public Accounting Firm. Approved if it receives “For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote and which are voted “For” or “Against” this proposal. Broker non-votes may be voted at the discretion of the broker. Abstentions will have no effect. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “For” Proposal 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of Class A common stock, Class B common stock and Class C common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 739,703,740 shares of Class A common stock with one vote per share, 113,461,445 shares of Class B common stock with seven votes per share, and 20,517,472 shares of Class C common stock with 70 votes per share, outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 1,485,078,448 votes must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Board or the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be counted toward the quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

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What if my question isn’t listed here?

If you question wasn’t listed here, please contact our investor relations department as follows:

Zynga Investor Relations Department Zynga Inc. 699 8th Street San Francisco, California 94103	http://investor.zynga.com/contactus.cfm	(855) 449-9642

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PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our eight current directors is nominated for re-election this year. Each person nominated for election has agreed to serve if elected. Zynga’s management has no reason to believe that any nominee will be unable to serve. Each elected director will hold office until 2017 annual meeting of stockholders and until his or her successor is elected, or, if sooner, until his or her death, resignation or removal.

Recommendation of Board

The Board recommends that you vote “FOR” the election of all of the nominees listed below.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “For” the election of all eight director nominees.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us.

Annual Meeting Attendance

It is our policy to strongly encourage directors and nominees for director to attend the Annual Meeting. Three of the seven directors elected to the Board at the 2015 annual meeting of our stockholders were in attendance at that meeting.

Nominees

The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement. All of our nominees for director have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our nominees for director are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs. The Nominating and Corporate Governance Committee took into account professional and industry knowledge and financial expertise during its evaluation of nominees for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Mark Pincus	50	2007

Mark Pincus is founder and Executive Chairman of the Board. He has served as our Chairman from April 2007 to March 2016 and our Executive Chairman since March 2016. He previously served as Chief Executive Officer from April 2007 to July 2013 and from April 2015 to March 2016, and as Chief Product Officer from April 2007 to April 2014. In 2014, he founded superlabs, a San Francisco-based product lab focused on developing products that connect and empower people, which was acquired by Zynga in 2015. Mr. Pincus also founded Zynga.org in 2009, a non-profit organization dedicated to using social games for social good. From 2003 to 2007, Mr. Pincus served as Chief Executive Officer and Chairman of Tribe.net, a company he launched and one of the first social networks in the industry. From 1997 to 2000, he served as Chairman of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he founded, and he served as Chief Executive Officer and President from December 1997 to July 1999. From 1996 to 1997, he served as Chief Executive Officer of FreeLoader, Inc., a web-based news company he founded.

Mr. Pincus also made founding investments in Napster, Twitter and Facebook.

Mr. Pincus graduated summa cum laude from University of Pennsylvania’s Wharton School of Business and earned an MBA from Harvard Business School.  He is an angel investor in multiple Silicon Valley startups and regularly gives lectures to aspiring entrepreneurs.

Mr. Pincus was selected to serve on the Board because he founded Zynga and because of his unique perspective and experience as our former Chief Executive Officer and Chief Product Officer and his extensive experience in the social media and internet industry.

L. John Doerr	64	2013

L. John Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the boards of directors of Alphabet, Inc. (NASDAQ: GOOG, GOOGL), a global technology company, and Amyris, Inc. (NASDAQ: AMRS), a synthetic biology company. Mr. Doerr was previously a director of Amazon.com, Inc., an internet retail company, from 1996 to 2010; and Intuit Inc., a provider of business and financial management solutions, from 1990 to 2007. Mr. Doerr earned an M.B.A. from Harvard Business School and an M.S. in electrical engineering and computer science and a B.S. in electrical engineering from Rice University.

Mr. Doerr was selected to serve on the Board due to his global business leadership and entrepreneurial experience as a senior executive of a number of technology companies, experience as a venture capitalist investing in and guiding technology companies and experience as a director of several public companies.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Regina E. Dugan, Ph.D.	53	2014

Regina E. Dugan, Ph.D., will be VP of Engineering at Facebook (NASDAQ: FB) in May 2016.  In this position, she will lead Facebook’s “building8” hardware product development and R&D organization. Dr. Dugan also currently serves on the board of directors of Varian Medical Systems, Inc. (NYSE: VAR), a manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery and brachytherapy.  Prior to her new position with Facebook, Dr. Dugan served as VP of Engineering, Advanced Technology and Projects at Google, Inc. (NASDAQ: GOOG, GOOGL) from February 2014 until she begins at Facebook; Senior Vice President of Advanced Technology and Projects at the then Google-owned Motorola Mobility, a telecommunications equipment company, from March 2012 to February 2014; and director of the Defense Advanced Research Projects Agency, the principal agency within the U.S. Department of Defense for research, development and demonstration of high-risk, high-payoff capability for the future combat force, from July 2009 to March 2012. Prior to that, she held several executive positions, including co-founder, President and CEO at RedXDefense LLC, a security solutions company, from 2005 to 2009, and co-founder, President, and CEO at Dugan Ventures, an investment firm where she continues to serve as a non-voting partner, from 2001 to 2009.  Dr. Dugan is an inventor or co-inventor on several patents and holds a Ph.D. in Mechanical Engineering from the California Institute of Technology.

Dr. Dugan was selected to serve on the Board for her leadership in innovation, technology development and ability to inspire teams to reimagine technology and processes.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Frank Gibeau	47	2015

Frank Gibeau is currently our Chief Executive Officer, a position he was appointed to effective as of March 7, 2016.  Mr. Gibeau is a mobile, PC and console gaming industry veteran, with 25 years of experience in interactive entertainment. Mr. Gibeau spent more than two decades at Electronic Arts, Inc. (“EA”), where he held a number of influential business and product leadership roles. Most recently he served as the Executive Vice President of EA Mobile from October 2013 to May 2015, where he led strategy, product development and publishing for the company's fast-growing mobile games business. In that role, Mr. Gibeau managed EA's portfolio of popular mobile franchises including The Simpsons: Tapped Out, Plants vs. Zombies, Real Racing, Bejeweled, Star Wars, Minions, SimCity, EA SPORTS, and The Sims. He also spearheaded the creation of new mobile intellectual property and platform technology, as well as EA's Chillingo publishing operation.

Prior to that, Mr. Gibeau was President of EA Labels from 2011 to 2013, where he oversaw IP development, worldwide product management and marketing for major console and PC properties including Battlefield, FIFA, Madden NFL, Need for Speed, SimCity, Star Wars: The Old Republic, Mass Effect, Dragon Age and The Sims. He also spent four years as the President of the EA Games label, where he was responsible for a business turnaround that resulted in increased product quality, on time game delivery and dramatically reduced costs. Before that, Mr. Gibeau acted as EA's Executive Vice President and General Manager of the Americas, where he was directly responsible for a publishing operation that accounted for more than $1.5 billion of EA's annual revenue. While at EA, Mr. Gibeau also served as Executive Producer of the major motion picture “Need For Speed,” which was released in 2014.

Mr. Gibeau is currently a director of Graphiq, a data visualization company, and the Vice Chairman of the Corporate Advisory Board for the Marshall School of Business at the University of Southern California.  He previously served on the board of directors of Cooliris, an internet technology company. Mr. Gibeau received a Bachelor of Science in Business Administration from the University of Southern California and a Masters of Business Administration from Santa Clara University.

Mr. Gibeau was selected to serve on the Board due to his leadership and extensive knowledge and experience with the mobile, PC and console gaming industries.  In addition, as our Chief Executive Officer, Mr. Gibeau has a unique perspective and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
William “Bing” Gordon	66	2008

Bing Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc., a gaming company, and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of directors of Amazon.com, Inc. (NASDAQ: AMZN), an internet retail company, N3twork, a media sharing company; Airtime Media Inc., a messaging company, and Zazzle Inc., a web-based custom products company. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at the University of Southern California School of Cinematic Arts. He earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University, where he serves on the President’s Council.

Mr. Gordon was selected to serve on the Board due to his leadership and entrepreneurial experience as a senior executive of Electronic Arts, Inc., a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in and guiding technology companies.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Louis J. Lavigne, Jr.	68	2015

Louis J. Lavigne, Jr. has been a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management, since 2005. From 1983 to 2005, Mr. Lavigne served in various executive capacities with Genentech, Inc. (NYSE: DNA), a biotech company, namely, Executive Vice President and Chief Financial Officer from 1997 to 2005; Senior Vice President and Chief Financial Officer from 1994 to 1997; Vice President and Chief Financial Officer from 1988 to 1994; Vice President from 1986 to 1988; and Controller from 1983 to 1986. Mr. Lavigne was named the Best CFO in Biotech in 2005 in the Institutional Investor Survey and in June, 2006, he received the Bay Area CFO of the Year-Hall of Fame Lifetime Achievement Award. He also currently serves as a member of the board of directors and chair of the audit committee of Depomed, Inc. (NASDAQ: DEPO), a specialty pharmaceutical company, since July 2013, a director, chair of the audit committee, member of the compensation committee, and member of the mergers and acquisitions committee, of DocuSign Inc., a private eSignature transaction management company, since July 2013, a director and chair of the audit committee of NovoCure Limited (NASDAQ: NVCR), a commercial stage oncology company, since January 2013, and as chairman of the board of directors and chairperson of the compensation committee of Accuray Incorporated (NASDAQ: ARAY), a radiation oncology company, since September 2009. He is also a member of the board of directors of Rodan + Fields, LLC since June 2015 and a member of the board of directors, and chairman of the audit committee, of Puppet Labs, Inc. since December 2015.  Within the last five years, Mr. Lavigne also served on the board of directors, the audit committee, and the sciences and technology committee, of Allergan, Inc. (NYSE: AGN), a technology-driven, global health care company that provides specialty pharmaceutical products worldwide, from 2005 to 2015, as a director and chair of the audit committee of SafeNet, Inc., a private information security company, from 2010 to 2015, as a director and chair of the audit committee of BMC Software, Inc. (NASDAQ: BMC), an enterprise systems software vendor, from 2004 to 2007 and from 2008 to 2013, when it was acquired by a private investor group. Mr. Lavigne serves as a board member and chairman of the UCSF Benioff Children’s Hospitals and the UCSF Children’s Hospitals Foundation where he is also a member of the audit committee. Mr. Lavigne holds a B.S. in Finance from Babson College and an M.B.A. from Temple University.

Mr. Lavigne was selected to serve on the Board due to his extensive experience in business operations and management, strategy, finance, accounting and public company governance as a former Chief Financial Officer of a large, complex publicly traded company and a current and former board leader for several public company boards and audit committees.

Name	Age	Board Member Since	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Sunil Paul	51	2011

Sunil Paul has been a Partner at Spring Ventures, a venture capital fund, since founding the firm in January 2007. Mr. Paul has served as Chief Executive Officer of SideCar Technologies, Inc., a ride sharing technology platform, formerly known as Shepherd Intelligent Systems, Inc., since September 2011. Mr. Paul was the Chief Executive Officer of Spride, Inc., a car share service company, from early 2010 to 2012. From May 2004 to January 2007, Mr. Paul was an independent investor. From 1997 to 2000, Mr. Paul served as Founding Chief Executive Officer and chairman of the board of directors of Brightmail, Inc., a software company he co-founded. From 1995 to 1997, Mr. Paul served as Chief Executive Officer, and then President, of FreeLoader, Inc., an internet technology company he co-founded. Mr. Paul holds a B.E. in Electrical Engineering from Vanderbilt University.

Mr. Paul was selected to serve on the Board due to his extensive experience as an entrepreneur, as well as his experience with internet and technology companies.

Ellen F. Siminoff	48	2012

Ellen F. Siminoff is President and CEO of Shmoop University, Inc., an educational publishing company. From February 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions, and she served as chairman of the board of directors from February 2008 to September 2009. Prior to that, from 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo! Inc. (NASDAQ: YHOO), an internet company, including as Senior Vice-President of Entertainment and Small Business, Senior Vice President of Corporate Development and Vice President, Business Development and Planning. Ms. Siminoff also served on the board of directors of SolarWinds, Inc. (NYSE: SWI) until it was taken private in 2016, and served on the board of directors of Glu Mobile Inc. (NASDAQ: GLUU) from June 2008 through the end of her term in June 2011, Journal Communications, Inc. (NYSE: JRN) from 2007 through the end of her term in May 2013, and US Auto Parts Network, Inc. (NASDAQ: PRTS) from 2006 through the end of her term in July 2013. She has also served on the boards of private companies, including Mozilla Corporation, a software company. Ms. Siminoff holds an M.B.A. from the Stanford Graduate School of Business and an A.B. degree in Economics from Princeton University.

Ms. Siminoff was selected to serve on the Board due to her breadth of experience in emerging growth and technology companies, experience as a director of several public companies and success in a variety of industries.

The Board Recommends A Vote “FOR” The Election Of Each Nominee

PROPOSAL 2

ADVISORY VOTE TO APPROVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

At the 2012 Annual Meeting of Stockholders, our stockholders indicated their preference that Zynga solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year consistent with the Board’s recommendation. The Compensation Committee recommended, and the full Board adopted, a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (who are named under the heading “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement) in accordance with the SEC’s rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
•	motivate these executive officers to achieve our business and strategic objectives;
•	align the interests of our executive officers and stockholders; and
•	promote teamwork while also recognizing the role each executive officer plays in our success.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, we place a strong emphasis on the use of equity awards as a key component of our compensation program. We grant options and restricted stock units (“ZSUs”) to purchase shares of our common stock that reward longer-term stockholder returns, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of Zynga. In addition to linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. We use a mix of ZSUs and stock options to balance our equity compensation program between future appreciation and up-front ownership stake, linking both types of awards to continued service with Zynga over a period of years, such that our named executive officers are incentivized to remain employed with us, achieve our business and strategic objectives, and focus on long-term stockholder value.

We urge our stockholders to review information under the heading “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement and the compensation tables and the related narrative disclosure for more information.

Recommendation of the Board

The Board believes that the information provided above and in the Compensation Discussion and Analysis section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting an advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Zynga’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

Because the vote is advisory, it is not binding on the Board or Zynga. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted to approve the compensation of our named executive officers.

Advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting and which are voted “For” or “Against” this proposal. Broker non-votes and abstentions will have no effect.

The Board Recommends A Vote In Favor Of Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Zynga’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Zynga’s financial statements since we were founded in 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Zynga’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Zynga and its stockholders.

Recommendation of the Board

The Board recommends that you vote in favor of ratifying the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2016.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting and are voted “For” or “Against” this proposal will be required to ratify the selection of Ernst & Young LLP. Broker non-votes may be voted at the discretion of the broker or other agent. Abstentions are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “For” Proposal 3.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Zynga for the fiscal year ended December 31, 2014 and the fiscal year ended December 31, 2015, by Ernst & Young LLP, Zynga’s principal accountant (in thousands).  All fees described were pre-approved by the Audit Committee.

	2015	2014
Audit Fees(1)	$3,148	$3,027
Audit-related Fees	$—	$—
Tax Compliance Fees(2)	$630	$533
Tax Advisory Fees(3)	$233	$838
All Other Fees	$2	$2
TOTAL FEES	$4,013	$4,394

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, our registration statements on Form S-8, and also includes fees related to accounting consultations, and statutory audit services for certain of our foreign subsidiaries, including Natural Motion.

(2)	Includes preparation and review of various tax filings.
(3)	Includes advising on international tax structure and various other tax issues.

In connection with the audit of the financial statements for fiscal year 2015, Zynga entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for Zynga. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Zynga’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Recommends A Vote In Favor Of Proposal 3

OTHER BUSINESS FOR CONSIDERATION

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no other business are to be brought before the Annual Meeting except as specified in Notice. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of the Board, which is currently comprised of eight members. The current members of the Board are Mark Pincus, Frank Gibeau, L. John Doerr, Regina E. Dugan, Ph.D., William “Bing” Gordon, Louis J. Lavigne, Jr., Sunil Paul and Ellen F. Siminoff. Each of our directors, except for Mr. Gibeau who joined the Board in August 2015, was elected to be a director for a one-year term at our 2015 annual meeting of stockholders held on June 11, 2015. There are no family relationships among any of the directors or executive officers of Zynga. For additional information regarding the members of the Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors” in this proxy statement.

Director Independence

As required by the listing requirements and rules of the NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. The Board annually reviews all relevant business relationships that any director or director nominee may have with Zynga. As a result of its annual review and based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, the Board has affirmatively determined that Mr. Doerr, Mr. Lavigne, Mr. Paul, Dr. Dugan and Ms. Siminoff do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable the rules of the SEC and the listing standards of NASDAQ and any other applicable laws or regulations. In making these determinations, the Board considered the current and prior relationships that each non-employee director and director nominee, or any of his or her family members, has with Zynga, our senior management and our independent auditors and all other facts and circumstances deemed relevant in determining their independence, including the following transactions and relationships:

•

Mr. Doerr’s interest in Kleiner Perkins Caufield & Byers and its affiliates (collectively, “KPCB”), KPCB’s ownership interest in Zynga, KPCB’s ownership interest in One Kings Lane Inc. (a company in which Mr. Pincus’ wife has a significant ownership interest) and certain of our executives’ and directors’ interest, and/or personal investments, in KPCB.

•	The relationship between Mr. Doerr, Dr. Dugan (formerly) and Alphabet Inc. (and its subsidiaries, including Google, Inc. “Alphabet”), a partner of Zynga.
•	The relationship between Mr. Pincus and Mr. Paul, who were co-founders of FreeLoader, Inc., an internet company that was sold in 1995.
•	Any other relationships described under the heading “Transactions with Related Persons—Transactions with Related Parties” in this proxy statement.

Consideration of Director Nominees

Director Selection Process and Qualifications.  Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and Zynga to maintain a balance of knowledge, experience and capability. While our corporate governance guidelines do not prescribe specific diversity standards, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on the Board. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Zynga during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee also determines whether the nominee can be considered independent by the Board for purposes of meeting the NASDAQ listing standards.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

Candidates for director should have broad experience and demonstrated excellence in his or her field. In addition, candidates for director should:

•	possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value;
•	have sufficient time to devote to the affairs of Zynga and to carry out their duties; and
•	have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Stockholder Recommendations.  The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for the Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

Board Leadership Structure

Mr. Pincus is our Founder and Executive Chairman of the Board. We believe that it is important to have a chairman of the Board with an extensive history with and knowledge of Zynga as compared to a relatively less informed independent chairman of the Board.

Our independent directors have designated Mr. Doerr as our lead independent director, a position he was appointed to effective June 11, 2014. The lead independent director chairs and may call formal closed sessions of the independent directors and leads Board meetings in the absence of the chairman of the Board. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, Zynga believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Zynga. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Meetings of the Board

The Board met six times during 2015. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served held during the portion of 2015 for which they were directors or committee members, respectively.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Product Committee. Previously the Board had an Executive Committee and Mergers and Acquisitions Committee but dissolved those committees in April 2015 in connection with Mr. Pincus’ appointment as Chief Executive Officer. The Board may establish other committees to facilitate the management of our business. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

The following table provides membership for 2015 for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Product Committee:

Name	Audit	Compensation	Nominating and Corporate Governance	Product
Mark Pincus C				Member
Don Mattrick(1)				Member
L. John Doerr L
Regina E. Dugan I			Chair	Member
Frank Gibeau(2)				Member
William “Bing” Gordon				Chair
Louis J. Lavigne, Jr. I	Chair	Member	Member
Sunil Paul I	Member	Chair
Ellen F. Siminoff I	Member	Member	Member

C = Executive Chairman of the Board

I =  Independent Director

L = Lead Independent Director

(1)	Mr. Mattrick was a director and a member of the Product Committee until his resignation from the Board in April 2015.
(2)	Mr. Gibeau joined the Board in August 2015 and he was appointed to the Product Committee in November 2015. Mr. Gibeau was appointed Chief Executive Officer effective as of March 7, 2016.

The following table provides meeting information for 2015 for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Product Committee:

Committee	Total Meetings Held in Fiscal 2015
Audit Committee	5
Compensation Committee	10
Nominating and Corporate Governance Committee	3
Product Committee	2

Audit Committee

The Audit Committee currently consists of Mr. Lavigne (Chair), Mr. Paul and Ms. Siminoff. The Board has determined that all members of the Audit Committee are independent within the meaning of the rules of the SEC and the listing standards of NASDAQ and that the chair of the Audit Committee, Mr. Lavigne, is an “audit committee financial expert” within the meaning of the SEC regulations. The Board made a qualitative assessment of Mr. Lavigne’s level of knowledge and experience based on a number of factors, including his extensive experience in finance, accounting and public company governance as a former chief financial officer of a large, complex publicly traded company and his background as chair of the audit committees of other public and private companies.

The Board has determined, based on the scope of experience and the nature of their employment in the corporate finance sector, that each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements.

The Audit Committee engages Zynga’s independent registered public accounting firm, reviews Zynga’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and Zynga’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of Zynga’s internal accounting controls and financial affairs.

The Audit Committee has adopted a written charter that was recently amended on April 7, 2016.  A copy of the charter of the Audit Committee is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm as well as is included as “Appendix A” to this proxy statement.

Compensation Committee

The Compensation Committee currently consists of Mr. Paul (Chair), Mr. Lavigne and Ms. Siminoff. The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and non-employee directors of Zynga, evaluates, adopts and administers incentive and equity compensation plans and similar programs, as well as modifying or terminating such plans and programs, provides recommendations to the Board on compensation-related proposals to be considered at Zynga’s annual meeting; and reviews our practices and policies regarding employee compensation as they relate to risk management and risk-taking incentives, to determine whether such policies and practices are reasonably likely to have a material adverse effect on Zynga.

 The Compensation Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation. As noted above, the Compensation Committee currently consists of Mr. Lavigne, Mr. Paul and Ms. Siminoff. None of the members of the Compensation Committee has been one of our employees at any time. None of our executive officers currently serves, or has served during 2015, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board of directors or such board of directors’ compensation committee.

The specific determinations of the Compensation Committee with respect to executive compensation for 2015 are described in greater detail under the heading “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Dugan (Chair), Mr. Lavigne and Ms. Siminoff. The Board has determined that each of Dr. Dugan, Mr. Lavigne and Ms. Siminoff is independent under the NASDAQ listing standards.

The Nominating and Corporate Governance Committee periodically reviews and evaluates our director performance; recommends to the Board and management areas for improvement; interviews, evaluates, nominates and recommends individuals for membership on the Board and its committees; reviews and recommends to the Board any amendments to our corporate governance policies; and reviews Zynga’s succession plans with respect to executive officer positions and recommends appropriate individuals to succeed to those positions.

The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Product Committee

The Product Committee consists of Mr. Gordon (Chair), Mr. Pincus, Mr. Gibeau and Dr. Dugan.

The Product Committee serves as an administrative committee of the Board to assist the Board and management of Zynga in ensuring long-term value creation for the benefit of stockholders, customers, employees and other stakeholders by providing insight, advice and counsel with respect to matters of innovation, product development and strategic planning.

The Product Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Stockholder Communications with the Board or Committees

The Nominating and Corporate Governance Committee has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the independent directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or such member, group or committee thereof by name or title. All such correspondence should be sent in writing to the following address:

Corporate Secretary
Zynga Inc.
699 8th Street
San Francisco, CA 94103

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his designee, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

All proposals of stockholders that are intended to be presented by such stockholder at the annual meeting of stockholders must be in writing and received by us no later than 120 calendar days in advance of the first anniversary date of the mailing of the proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, including any proposals to be included in that year’s proxy materials. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Historically, as compensation for their services, each of our non-employee directors has been paid cash and granted ZSUs under our equity incentive plans. Our Non-Employee Director Compensation Policy that was in effect for 2015 provided for the following compensation to our non-employee directors:

Retainer	Total ($)
Annual Retainer(1)	$250,000
Chair of the Audit Committee Retainer(2)	$50,000
Chair of the Compensation Committee Retainer(2)	$15,000
Chair of the Nominating and Corporate Governance Committee Retainer(2)	$10,000
Member of the Product Committee Retainer(3)	$250,000

(1)	Payable 20% in cash and 80% in ZSUs.
(2)	Payable 100% in cash.
(3)	Payable in cash, ZSUs or any combination thereof, as determined by each non-employee member of the Product Committee.

Unless foregone or deferred, the Board annual retainer and Product Committee annual retainer for non-employee directors, whether to be paid in cash or ZSUs, vested 25% on each of September 11, 2015, December 11, 2015 and March 11, 2016 and will vest 25% on June 9, 2016 (the date of the Annual Meeting), subject to continued service through each such date. Each non-employee director is eligible to forego or defer all or a portion of his or her Board compensation. If deferred, the Board compensation will be held by Zynga in the form of deferred stock units (“DSUs”). DSUs vested 25% on each of September 11, 2015, December 11, 2015 and March 11, 2016 and will vest 25% on June 9, 2016 (the date of the Annual Meeting), subject to continued service through each such date. Vested DSUs are distributed to a non-employee director on the earliest of (i) the third anniversary of the date of grant, (ii) such non-employee director’s separation from service as a director or (iii) upon a Change in Control of Zynga (as defined in our 2011 Equity Incentive Plan (the “2011 Plan”)) or, if so elected by the non-employee director, the distribution of such DSUs may be deferred until the non-employee director’s separation from service as a director.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Total ($)
Mark Pincus(2)	$—		$—		$—
L. John Doerr	$25,000	(4)	$199,998	(11)	$224,998
Regina E. Dugan	$285,000	(5)	$199,998	(12)	$484,998
Frank Gibeau(3)	$25,000	(6)	$416,814	(13)(14)	$441,814
William “Bing” Gordon	$150,000	(7)	$199,998	(15)	$349,998
Louis J. Lavigne, Jr.	$75,000	(8)	$226,846	(16)(17)	$301,846
Sunil Paul	$40,000	(9)	$199,998	(18)	$239,998
Ellen F. Siminoff	$25,000	(10)	$199,998	(19)	$224,998

(1)

Represents the grant date fair value of ZSUs issued to the director, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 10, “Stockholders’ Equity” in our Annual Report on Form 10-K for 2015. These amounts do not correspond to the actual value that will be realized by our directors upon the vesting of stock awards or the sale of the common stock underlying such awards.

(2)

Mr. Pincus ceased to be a non-employee director on April 8, 2015 when he was appointed Chief Executive Officer.  After this appointment he was no longer a “non-employee” director as defined by our Non-Employee Director Compensation Policy, and as such, Mr. Pincus was not entitled to payment for service as a director after such time.  The compensation paid to Mr. Pincus in 2015 as Chief Executive Officer is disclosed under the heading “Executive Compensation—Executive Compensation Tables—Summary Compensation Table” in this proxy statement.

(3)

Mr. Gibeau ceased to be a non-employee director effective as of March 7, 2016 when he was appointed Chief Executive Officer.  After this appointment he was no longer a “non-employee” director as defined by our Non- Employee Director Compensation Policy.  Mr. Gibeau’s stock awards granted to him as compensation for being a non-employee director that were unvested as of March 7, 2016 were cancelled as of March 7, 2016 pursuant to Mr. Gibeau’s offer letter relating to his appointment as Chief Executive Officer.

(4)	Represents cash portion of annual retainer paid in 2015.
(5)

Represents (i) cash portion of annual retainer paid in 2015, (ii) chair of the Nominating and Corporate Governance Committee retainer paid in 2015 and (iii) cash portion of the member of the Product Committee retainer paid in 2015.

(6)	Represents cash portion of annual retainer paid in 2015.
(7)	Represents (i) cash portion of annual retainer paid in 2015 and (ii) cash portion of the member of the Product Committee retainer paid in 2015.
(8)	Represents (i) cash portion of annual retainer paid in 2015 and (ii) chair of the Audit Committee retainer paid in 2015.
(9)	Represents (i) cash portion of annual retainer paid in 2015 and (ii) chair of the Compensation Committee retainer paid in 2015.
(10)	Represents cash portion of annual retainer paid in 2015.
(11)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(12)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(13)

Represents 68,087 ZSUs granted on August 6, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(14)

Represents 102,041 ZSUs granted on November 3, 2015, which represents the member of the Product Committee retainer for the 2015-2016 term. The ZSUs vested one quarter on each of September 11, 2015 and December 11, 2015. The unvested portion of this grant that was unvested as of March 7, 2016 were cancelled as of March 7, 2016 pursuant to Mr. Gibeau’s offer letter relating to his appointment as Chief Executive Officer.

(15)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(16)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term.  The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(17)

Represents 10,612 ZSUs granted on April 23, 2015, which represents the ZSU portion of the annual retainer for the 2014-2015 term. The ZSUs vested on June 11, 2015 (the date of the 2015 annual meeting of the stockholders), in each case subject to continued service to Zynga through each vesting date.

(18)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

(19)

Represents 66,889 ZSUs granted on June 11, 2015, which represents the ZSU portion of the annual retainer for the 2015-2016 term. The ZSUs vest quarterly in equal installments on each of September 11, 2015, December 11, 2015, March 11, 2016 and June 9, 2016 (the date of the Annual Meeting), in each case subject to continued service to Zynga through each vesting date.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the non-employee directors. Under these guidelines, each non-employee director should own shares of Zynga’s common stock equal in value to $750,000 (three times the annual Board cash and ZSU retainer) within the later of January 1, 2017 or five years from his or her election to the Board. Unvested restricted stock or ZSUs and unvested stock options will not be considered, but vested and unexercised stock options will be treated as equivalent to one-half share, when determining a director’s stock ownership for purposes of these guidelines. Shares held in a grantor trust established by a director for estate planning purposes count toward a director’s stock ownership for purposes of these guidelines. Shares owned by a partnership, limited liability company or other entity also count toward a director’s stock ownership for purposes of these guidelines, but only to the extent of the director’s interest therein (or the interest of his or her immediate family members residing in the same household), provided that the director has or shares power to vote or dispose of the shares. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in these guidelines may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants. A copy of these guidelines is available on our investor relations website at http://investor.zynga.com/governance.cfm.

Hedging, Short Sale and Pledging Policies

We have adopted a hedging policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales related to our common stock.

We also have adopted additional restrictions on pledging of our common stock. This pledging policy prohibits directors and officers from, other than transactions entered into before January 29, 2013 (the effective date of the policy), pledging our common stock as collateral for a loan or to purchase our common stock on margin.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our investor relations website.

Corporate Governance Guidelines

We have documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Zynga’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Zynga’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Zynga. Officers, directors and greater than ten percent beneficial stockholders are required by SEC regulation to furnish Zynga with copies of all Section 16(a) forms they file.

To Zynga’s knowledge, based solely on a review of the copies of such reports furnished to Zynga and written representations that no other reports were required, during 2015 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial stockholders were complied with except that:

•	one Form 4, covering one transaction, was filed late by Ms. Siminoff; and
•	two Form 4s, covering two transactions, were filed late by Mr. Pincus.

BOARD COMMITTEE REPORTS

The information contained in the Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of three non-employee directors: Louis J. Lavigne, Jr., as Chair, Sunil Paul and Ellen F. Siminoff. The Board has determined that each Audit Committee member is an independent director and meets the requirements and financial literacy standards of the NASDAQ listing standards. The Audit Committee operates under a written charter, which was most recently amended in April 2013 and reviewed in February 2016. Among its other functions, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of Zynga’s independent registered public accounting firm (“independent auditors”).

Management has the responsibility of preparing the Company’s financial statements and periodic reports and it is the responsibility of the independent auditors to audit those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company and the independent auditors. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also discussed with the independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Submitted by:

The Audit Committee of the Board

Louis J. Lavigne, Jr. (Chair)

Sunil Paul

Ellen F. Siminoff

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by:

The Compensation Committee of Board

Sunil Paul (Chair)

Louis J. Lavigne, Jr.

Ellen F. Siminoff

EXECUTIVE OFFICERS

The following is a brief biography of each of our executive officers and their respective ages and positions as of the date of this proxy statement:

Name	Age	Positions/Biography
Mark Pincus	50

Executive Chairman

Effective as of March 7, 2016, the Board appointed Mark Pincus, our founder, as Executive Chairman of the Board. Mr. Pincus’ biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” in this proxy statement.

Frank Gibeau	47

Chief Executive Officer

Effective as of March 7, 2016, the Board appointed Frank Gibeau as Chief Executive Officer. Mr. Gibeau’s biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” in this proxy statement.

Michelle Quejado	48

Interim Chief Financial Officer and Chief Accounting Officer

Michelle Quejado has served as our Interim Chief Financial Officer since November 2015 and our Chief Accounting Officer since June 2015.  Previously, Mrs. Quejado served as our Vice President of Finance and Corporate Controller from March 2015 to June 2015.  Mrs. Quejado oversees Zynga’s finance, accounting, and corporate development operations.  She brings with her more than 25 years of experience, and has deep expertise in accounting, financial planning and analysis, and project and people management.  Prior to joining Zynga in March 2015, Mrs. Quejado held various financial roles at Lam Research Corporation, a multinational semiconductor company, between 1999 and 2015, most recently as its Assistant Corporate Controller.  Before joining Lam Research Corporation, Mrs. Quejado served as an auditor for the United States Department of Defense from 1989 through 1998.  Mrs. Quejado is a Certified Public Accountant and holds a B.S. degree in Accounting from the University of Southern Oregon.

Devang Shah	44

General Counsel, Secretary and Senior Vice President

Devang Shah is our General Counsel, Secretary and Senior Vice President, where he oversees Zynga’s legal affairs, government relations and stock administration. Mr.  Shah has served as our General Counsel since December 2013.  Mr. Shah has been with Zynga since August 2010, most recently serving as Deputy General Counsel and Vice President, where he was responsible for Zynga’s product compliance, contracts, securities, corporate governance, mergers and acquisitions, governmental affairs and international matters.  Prior to joining Zynga, Mr. Shah worked as General Counsel at UTStarcom, Inc., a public telecommunications equipment provider, and before that as Associate General Counsel. He also spent more than five years at Skadden, Arps, Slate, Meagher & Flom LLP, one of the nation’s leading law firms. Mr. Shah received a B.S. in Civil and Environmental Engineering from Cornell University, a M.S. in Civil Engineering from Stanford University and a J.D. from the University of California at Berkeley, Boalt Hall.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information, as of December 31, 2015, with respect to all of Zynga’s equity compensation plans in effect as of December 31, 2015, including our 2007 Equity Incentive Plan (the “2007 Plan”), our 2011 Plan and our 2011 Employee Stock Purchase Plan (“2011 ESPP”). No warrants are outstanding under any of the foregoing plans. All of our equity compensation plans that were in effect as of December 31, 2015 were adopted with the approval of Zynga’s security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (c)(2)
Equity compensation plans approved by security holders(3)	20,035,600	$1.65	164,778,427	(4)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	20,035,600	$1.65	164,778,427	(4)

(1)

The calculation of the weighted-average exercise price of the outstanding options and rights excludes the shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding ZSUs because ZSUs have no exercise price.

(2)	Excludes securities reflected in column (a).
(3)

Stock awards issued under our 2007 Plan were settled in shares of Class B common stock. Stock awards issued under our 2011 Plan and shares purchased pursuant to our 2011 ESPP will be settled in shares of Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(4)

Includes 101,910,827 and 62,867,600 shares of Class A common stock available for issuance under the 2011 Plan and the 2011 ESPP, respectively. There are no further shares were available for issuance under the 2007 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and certain of our 2015 compensation decisions for each of our named executive officers. The compensation provided to our named executive officers for 2015 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Our named executive officers for 2015 are as follows:

Name	Positions
Mark Pincus	Executive Chairman of the Board and Former Chief Executive Officer(1)
Don Mattrick	Former Chief Executive Officer(2)
David Lee	Former Chief Financial Officer and former Chief Accounting Officer(3)
Michelle Quejado	Interim Chief Financial Officer and Chief Accounting Officer
Clive Downie	Former Chief Operating Officer(4)
Devang Shah	General Counsel, Secretary and Senior Vice President

(1)	Mr. Pincus served as a named executive officer for part of 2015, so is included in the disclosure for 2015 as required by applicable SEC rules.
(2)

Mr. Mattrick ceased to be an executive officer effective April 8, 2015.  Mr. Mattrick served as a named executive officer for part of 2015, so is included in the disclosure for 2015 as required by applicable SEC rules.

(3)

Mr. Lee ceased to be an executive officer effective November 11, 2015.  Mr. Lee served as a named executive officer for part of 2015, so is included in the disclosure for 2015 as required by applicable SEC rules.

(4)

Mr. Downie ceased to be an executive officer effective April 19, 2015.  Mr. Downie served as a named executive officer for part of 2015, so is included in the disclosure for 2015 as required by applicable SEC rules.

The following Compensation Discussion and Analysis and the related compensation tables and narratives cover six named executive officers for 2015 and analyzes a variety of compensation decisions and actions, some of which were made specifically in reaction to or to reflect recruitment or transition of executive officers in 2015. Not all of the named executive officers participated in or received all of the compensation elements described in this Compensation Discussion and Analysis (due to the timing of hire or transition). When discussing each compensation element in this Compensation Discussion and Analysis, we explain the degree to which each named executive officer participated in or was eligible for the described elements.

Executive Summary

We have designed our executive compensation program to attract and retain talented and experienced executive officers, to motivate our executive officers to achieve our business and strategic goals and to align the interests of our executive officers with our stockholders. We try to ensure that a material portion of executive compensation is tied to Zynga’s performance, including the achievement of strategic business objectives and financial performance. When Zynga achieves its goals, we expect our executives to realize higher levels of compensation and similarly, when we fall short of our goals, our executives’ compensation will be lower. We expect our executives to aggressively pursue our business objectives but have implemented policies and practices to discourage excessive risk-taking behavior.

Zynga’s compensation program revolves around the concept of total compensation. Total compensation is expressed in a dollar-denominated amount, but as described in more detail below, may be allocated between the two primary elements of Zynga’s compensation program: cash salary/bonus and equity grants.  The primary form of equity compensation are ZSU awards, which make-up the majority of compensation for our named executive officers.  We focus on ZSUs as both a retention mechanism while Zynga navigates our turnaround and a tool for encouraging employees to think like owners.

2015 was a year of substantial change for Zynga as our founder, Mr. Pincus, returned as Chief Executive Officer to lead our turnaround and execute on our vision for connecting people through games.  We continued our transition to mobile, focused on restoring operational excellence in running live games, and reinvigorated our focus with consumers and product quality.  These efforts led to 35% growth in mobile bookings, with mobile making up 73% of total bookings in the fourth quarter of 2015.  We believe our focus on growing our live mobile franchises and developing new franchises sets Zynga on a positive trajectory for 2016 and beyond.  However, overall bookings growth and Adjusted EBITDA performance did not meet our standards in 2015, which was reflected in the decision to award zero bonuses to our named executive officers for 2015.

In early 2016, we appointed Mr. Pincus as Executive Chairman and Mr. Gibeau as Chief Executive Officer.  We believe the strategic partnership between Mr. Pincus and Mr. Gibeau will enable Zynga to create new social experiences to connect even more consumers together and deliver value for our stockholders by continuing to invest in talent, building on our empowered, entrepreneurial culture, and committing to a new level of operational excellence with focused execution, engineered hits and strong cost discipline.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a new and rapidly evolving industry sector. To succeed in this environment, we must continually refine our strategy, foster the growth of our consumer base, leverage our scale to increase consumer engagement, cross-promote our portfolio of games, continually enhance existing games, launch new games and build the Zynga brand. To achieve these business objectives, we need to attract and retain a highly talented team of game design, engineering, marketing, business development and other professionals. We also structure or compensation program to strongly incentivize our management team to achieve our business and strategic objectives. We provide a majority of our executives’ compensation in equity to align executive and stockholder interests, with a focus on long-term stockholder value creation.

Objectives. Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
•	motivate our executive officers to achieve our business and strategic objectives;
•	align the interests of our executive officers and stockholders;
•	reward high levels of Zynga’s performance and individual performance; and
•	promote teamwork while also recognizing the role each executive officer plays in our success.

Design. Our executive compensation program is heavily weighted towards equity, including ZSUs and stock options, with cash compensation that typically falls in the mid-range of comparable companies. We believe that relying heavily on equity compensation focuses our executive officers on driving the achievement of our strategic and financial goals while conserving cash to reinvest in our strategy and growth. However, as we have recruited new executive talent from larger public companies over the last two years, we have offered significant cash compensation, as well as equity compensation, as necessary or appropriate to secure key executive hires.

We continue to believe that making equity awards the most prominent component of executive compensation aligns the interests of the executive team with the long-term interests of our stockholders. Although our executive compensation structure is weighted towards equity compensation, we also offer cash compensation in the form of (i) base salaries to reward individual contribution, as well as critical skills and technical expertise, and to compensate our employees and executives for their day-to-day responsibilities, and (ii) bonuses to drive excellence and leadership and incentivize achievement of our shorter-term and longer-term objectives.

The Compensation Committee has not adopted any formal or informal guidelines in any given year, or with respect to any given new hire package, for apportioning compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, the Compensation Committee uses its judgment to establish for each named executive officer a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our compensation philosophy described above. We continue to evaluate our philosophy, objectives and design as circumstances require. We review our executive compensation philosophy annually.

Compensation Setting Process

Role of Compensation Committee. The Compensation Committee has primary responsibility for reviewing and approving the compensation that may become payable to our named executive officers, and provides direction to management to enable management to implement the Compensation Committee’s decisions. During its discussions, the Compensation Committee met in executive session without the Chief Executive Officer or other management present to prevent any possibility of compromising its independence. The Compensation Committee made all relevant decisions for 2015 compensation for our named executive officers. The Compensation Committee reviews compensation for our named executive officers at least annually.

In determining the compensation of our named executive officers, the Compensation Committee considers various factors, including:

•	Zynga’s performance and individual performance;
•	Market data on compensation at comparable companies;
•	Current and future responsibilities and potential impact on Zynga’s performance;
•	Retention;
•	The dynamic nature of our industry and pace of change at Zynga;
•	Negotiations with executive officers, particularly with respect to initial compensation packages;
•	Recommendations of our Chief Executive Officer and human resources team;
•	The executive officer’s existing equity awards and stock holdings;
•	The experience and knowledge of the Compensation Committee regarding executive compensation; and
•	Compensation levels of Zynga executives with similar responsibilities (i.e., “internal equity”).

Role of Compensation Consultants. The Compensation Committee periodically utilizes the services of compensation consultants and has the sole authority, under its charter, to select, retain and terminate any relationship with such compensation consultants. Frederic W. Cook & Co., Inc. (“F.W. Cook”), a well-known and respected compensation consulting firm that provides executive compensation advisory services to compensation committees and senior management, served as the Compensation Committee’s independent compensation consultant in 2015.  F.W. Cook reviewed Compensation Committee materials, attended Compensation Committee meetings, reviewed Zynga’s peer group and competitive positioning of individual executives versus market, assisted the Compensation Committee as compensation issues arose and provided recommendations on certain specific aspects of our compensation programs. In early 2015, the Compensation Committee assessed the independence of F.W. Cook and determined that no conflicts of interests existed.

Role of Management. In making decisions about our executive compensation program, the Compensation Committee seeks the input of our Chief Executive Officer. The Chief Executive Officer provides periodic reviews of the performance of each of our executive officers (other than himself) to assist the Compensation Committee in its determination of compensation for such officers. Our Chief Executive Officer and human resources team each recommend to the Compensation Committee the salaries, target bonuses and the equity to be granted to our other executive officers, and it is within the prerogative of the Compensation Committee to approve, modify or reject any recommendations for such compensation to our executive officers.

Stockholder “Say on Pay” Vote. At the 2015 Annual Meeting of Stockholders, stockholders representing over 89% of the voting power of shares voted cast votes in favor of the advisory vote on executive compensation. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals. The Compensation Committee will continue to consider the outcome of our “say-on-pay” votes and our stockholders’ views when making future compensation decisions for our named executive officers.

Use of Market Compensation Data; Creation of Peer Group. To assess the competitiveness of our executive compensation program, the Compensation Committee considers the compensation practices of a peer group of technology companies of reasonably similar size to us. However, the Compensation Committee does not “benchmark” compensation at a specific level as compared to the peer group.  The Compensation Committee periodically reviews and approves changes to the peer group, based on the recommendation of its independent compensation consultant. Our peer group for 2015 compensation determinations included the following companies:

Activision Blizzard, Inc.	Compuware Corporation	IAC/InterActiveCorp	Take-Two Interactive Software, Inc.
Akamai Technologies Inc.	Conversant	LinkedIn Corporation	Tibco Software, Inc.
AOL, Inc.	DreamWorks Animation SKG, Inc.	Monster Worldwide Inc.	TripAdvisor, Inc.
Autodesk, Inc.	Electronic Arts Inc.	Red Hat, Inc.	Twitter
Citrix Systems, Inc.	Groupon, Inc.	Rovi Corporation	VeriSign Inc.

The 2015 peer group had the following profile:

($ Mil.)	Revenue— Latest Disclosed Four Quarters as of 12/31/14	Market Capitalization as of 12/31/14
75th Percentile	$2,496	$12,986
Median	$1,726	$5,539
25th Percentile	$783	$2,479
Zynga	$674	$2,399

In early 2016, the Compensation Committee approved changes to the peer group intended to reposition Zynga near the median of the group by revenue and market cap.  The group is comprised of similar companies on the basis of revenue, market cap, industry, and geography.  The new peer group includes the following companies:

Activision Blizzard, Inc.(1)	Dolby Laboratories, Inc.	Guidewire Software, Inc.	Shutterstock, Inc.
Bankrate, Inc.	Electronic Arts Inc.(1)	j2 Global, Inc.	Take-Two Interactive Software Inc.
Barracuda Networks, Inc.	Ellie Mae, Inc.	Marketo, Inc.	TiVo Inc.
Box, Inc.	Fair Isaac Corporation	Pandora Media, Inc.	Yelp Inc.
Callidus Software Inc.	FireEye, Inc.	Rovi Corporation

(1)	Pay data excluded from market benchmarks.

The table below shows how Zynga compares to the new 2016 peer group as follows:

($ Mil.)	Revenue— Latest Disclosed Four Quarters as of 12/31/15	Market Capitalization as of 12/31/15
75th Percentile	$761	$3,139
Median	$506	$1,796
25th Percentile	$294	$1,205
Zynga	$771	$2,500

 Executive Compensation Program Components

Our executive officer compensation packages generally include:

•	base salary;
•	performance-based annual cash incentives; and
•	equity-based compensation in the form of ZSUs and/or stock options.

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on the performance of Zynga and each executive. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, but believes that equity compensation should be the primary component of total target compensation as it has a direct correlation to stockholder value.

The following table summarizes information regarding the base salaries for our named executive officers for 2015:

Name	2015 Base Salary
Mark Pincus	$1
Don Mattrick(1)	$1,000,000
David Lee(2)	$500,000
Michelle Quejado(3)	$325,000
Clive Downie(4)	$450,000
Devang Shah	$400,000

(1)	Mr. Mattrick resigned his position as Chief Executive Officer on April 8, 2015. The table reflects Mr. Mattrick’s annual base salary immediately prior to his resignation.
(2)	Mr. Lee resigned his position as Chief Financial Officer on November 3, 2015. The table reflects Mr. Lee’s annual base salary immediately prior to his resignation.
(3)

Mrs. Quejado was appointed as Interim Chief Financial Officer on November 3, 2015.  The table reflects Mrs. Quejado’s annual base salary in effect immediately after her appointment as Interim Chief Financial Officer.

(4)	Mr. Downie resigned his position as Chief Operating Officer on April 19, 2015. The table reflects Mr. Downie’s annual base salary immediately prior to his resignation.

2015 Performance-Based Bonus Targets.  For 2015, our named executive officers were eligible to earn an annual bonus based on Zynga’s performance and individual performance.  Target bonuses are typically defined as a percent of salary and are reviewed annually by the Compensation Committee.  The following table summarizes information regarding the performance-based bonus targets (as well as actual performance-based bonus awards) for our named executive officers for 2015:

Name	2015 Target Bonus (%)(1)	2015 Target Bonus ($)	2015 Actual Bonus ($)
Mark Pincus(2)	—	—	$—
Don Mattrick(3)	—	—	$—
David Lee(4)	—	—	$—
Michelle Quejado(5)	35%	$113,750	$—
Clive Downie(6)	—	—	$—
Devang Shah	60%	$240,000	$—

(1)	Expressed as a percentage of such named executive officer’s base salary.

(2)	Mr. Pincus did not participate in the 2015 annual bonus program.
(3)

Mr. Mattrick resigned his position as Chief Executive Officer on April 8, 2015 and therefore was ineligible to be paid a 2015 annual bonus.  Mr. Mattrick was paid severance payments as described under the heading “Executive Compensation—Post-Employment Compensation” in this proxy statement

(4)

Mr. Lee resigned his position as Chief Financial Officer on November 3, 2015 and therefore was ineligible to be paid a 2015 annual bonus.  Mr. Lee was paid severance payments as described under the heading “Executive Compensation—Post-Employment Compensation” in this proxy statement.

(5)

Mrs. Quejado was appointed as Interim Chief Financial Officer on November 3, 2015.  The table reflects Mrs. Quejado’s target bonus percentage and target bonus amount after her appointment as Interim Chief Financial Officer.

(6)	Mr. Downie resigned his position as Chief Operating Officer on April 19, 2015 and therefore was ineligible to be paid a 2015 annual bonus.

The Compensation Committee did not approve a specific bonus formula or performance goals for 2015.  Instead, actual bonuses were to be based on the Compensation Committee’s discretionary evaluation of performance.  The Compensation Committee reviewed Zynga’s performance in 2015 and determined that the performance did not meet expectations for 2015 and therefore, no bonuses were awarded to any of the named executive officers.

Equity Compensation. Equity is a primary component of our executive compensation program. Consistent with our compensation objectives, we believe that using equity as a primary component of executive compensation allows us to attract and retain key talent in our industry and aligns our executive team’s contributions with the long-term interests of Zynga and our stockholders. Stock options are granted with an exercise price not less than the fair market value of our Class A common stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our Class A common stock increases after the date of grant. Typically, ZSUs and stock options granted to our executive officers vest over four years. We believe that equity should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.

In 2015, we granted ZSUs as our primary compensation mechanism to emphasize retention during the period the change in our Chief Executive Officer and the strategic transition from desktop to mobile games. In determining the size of ZSU grants for our named executive officers, the Compensation Committee considered a number of factors, including comparisons for our peer group and other market data and/or the value of existing equity awards, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, notable performance accomplishments, adjustments to duties, the retention implications of existing grants, and our Chief Executive Officer’s recommendations for other named executive officers.

Following Mr. Mattrick’s separation, the Compensation Committee approved awards for Mr. Lee and Mr. Shah of 500,000 ZSUs each, which each had a grant date fair value of approximately $1.45 million.  The grant value of the awards was below the median of peers for Mr. Lee and above the median of peers for Mr. Shah based on the market analysis from F.W. Cook.  Ms. Quejado was provided a hiring award for 250,000 ZSUs in March 2015 upon joining Zynga as VP & Controller.  The grant date fair value was approximately $762,500, which was based on Zynga’s internal hiring guidelines for non-executive positions.  Ms. Quejado was later granted additional awards of 60,000 ZSUs, which had a grant date fair value of approximately $179,400, in connection with her appointment as Chief Accounting Officer and 150,000 ZSUs, which had a grant date fair value of approximately $367,500, in connection with her appointment as interim Chief Financial Officer.  These additional awards were approved by the Compensation Committee and were intended to true-up Ms. Quejado’s equity for each new position.

The following table summarizes information regarding the equity grants made to our named executive officers during 2015 (we did not grant any stock options to our named executive officers during 2015):

Name	ZSUs (#)		Grant Date Fair Value ($)(1)
Mark Pincus	—		$—
Don Mattrick	—		$—
David Lee	500,000	(2)	$1,450,000
Michelle Quejado	460,000	(3)(4)(5)	$1,309,400
Clive Downie	—		$—
Devang Shah	500,000	(6)	$1,450,000

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders Equity” in our Annual Report on Form 10-K for 2015. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(2)

Vests in equal quarterly installments over the four years following April 15, 2015, subject in each case to continued service on the applicable vesting date.  Mr. Lee resigned his position as Chief Financial Officer on November 3, 2015.

(3)

250,000 shares underlying the ZSUs vested 25% on March 15, 2016, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(4)	60,000 shares underlying the ZSUs vest 50% on May 15, 2016 and 50% on May 15, 2017, subject in each case to continued service on the applicable vesting date.
(5)

150,000 shares underlying the ZSU vests 25% on November 15, 2016, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(6)	Vests in equal quarterly installments over the four years following April 15, 2015, subject in each case to continued service on the applicable vesting date.

Material Board and Compensation Committee Actions After Fiscal 2015

Gibeau Appointment as Chief Executive Officer.  Effective as of March 7, 2016, the Board appointed Mr. Gibeau as our Chief Executive Officer.

Mr. Gibeau will receive an annual base salary of $1,000,000, subject to periodic review and adjustment for increases but not decreases, in accordance with Zynga’s then-current policies. Mr. Gibeau will be eligible to participate in Zynga’s performance bonus plan for executive officers, with a target bonus amount equal to 100% of his annual base salary and a maximum bonus amount of 200% his annual base salary. For fiscal year 2016, Mr. Gibeau will receive a guaranteed minimum annual bonus equal to 100% of his annual base salary, pro-rated for the number of days he works for Zynga in 2016. For fiscal years after 2016, the actual amount of the annual bonus will be determined by the Compensation Committee of the Board in its sole discretion and be based upon its assessment of each of Zynga’s and Mr. Gibeau’s achievement of performance conditions during the applicable fiscal year.

Mr. Gibeau received (i) a grant of 8,098,592 ZSUs representing the opportunity to acquire 8,098,592 shares of Class A common stock of Zynga, and (ii) a stock option award to purchase 5,000,000 shares of Class A common stock of Zynga Subject to Mr. Gibeau’s remaining employed by Zynga, the ZSU and option awards will vest over five years, with the first 5% vesting on June 15, 2016 and an additional 5% vesting every three months thereafter until fully vested.  These are the only equity awards intended to be granted over the first five years of Mr. Gibeau’s employment.

Pincus Appointment as Executive Chairman and Resignation as Chief Executive Officer.  Effective as of March 7, 2016, the Board appointed Mr. Pincus as our Executive Chairman, taking effect concurrently with his resignation as Chief Executive Officer. Mr. Pincus will receive an annual salary of $1 in connection with his appointment as Executive Chairman, and the compensation and benefits terms provided to him with respect to his role as Executive Chairman are the same as those provided to him during his tenure as Chief Executive Officer from April 2015 to March 7, 2016.

Post-Employment Compensation

In hiring our current and former executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure. In general, our executives are provided offer letters at hire, which define employment as at-will and provide for initial salary and equity awards, as well as benefits upon various terminations.

For a summary of the material terms and conditions of the severance and change in control agreements in effect as of December 31, 2015, see the information under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control” in this proxy statement; and for a summary of new severance arrangements put in place after December 31, 2015, see the information under the heading “Executive Compensation—Material Board and Compensation Committee Actions After Fiscal 2015” in this proxy statement.

Mattrick Separation. Effective April 8, 2015, Mr. Mattrick’s employment with Zynga terminated and he resigned his position as Chief Executive Officer, as a member of the Board and from all other positions with Zynga. Zynga and Mr. Mattrick entered into a Separation Agreement and General Release, dated April 8, 2015 (the “Mattrick Separation Agreement”), which confirmed the separation benefits provided for under his offer letter. The only benefits provided beyond obligations owed under the offer letter were the payment of up to $25,000 in attorney fees and extension of the post-separation exercise period for vested options from three months to 24 months. The total value of severance and accelerated vesting of equity awards was approximately $18,852,000, of which approximately 75% was from the remaining unvested portion of Mr. Mattrick’s “make-whole” award granted to him upon hire in consideration of equity compensation he forfeited from his prior employer. Pursuant to the Mattrick Separation Agreement, among other things:

•

Mr. Mattrick received a severance payment of $4,000,000, as provided in his offer letter. The severance amount will be paid ratably over the 24 months following Mr. Mattrick’s resignation on April 8, 2015.

•

Zynga accelerated the vesting of 5,111,081 unvested ZSUs and unvested options to purchase 189,552 shares of Class A common stock previously granted to Mr. Mattrick. The vested awards will remain exercisable for 24 months following Mr. Mattrick’s resignation on April 8, 2015.

2015 Retention Agreements.  In April of 2015, the Compensation Committee reviewed and approved retention agreements with each of Mr. Lee and Mr. Shah, which agreements are filed as exhibits 10.1 and 10.2, respectively, to Zynga’s Current Report on Form 8-K filed on April 24, 2015. The Compensation Committee considered the retention of Mr. Lee and Mr. Shah to be critical to Zynga’s transition. The retention agreements provide that each of Mr. Shah and Mr. Lee would be entitled to (i) a lump sum payment equal to six months’ of annual base salary and target bonus and (ii) an additional six months’ vesting of compensatory equity awards that are outstanding as of immediately prior to the date of termination, including ZSUs and options, in each case in the event that the respective executive’s employment is terminated by Zynga without cause or by Mr. Shah or Mr. Lee, as applicable, for good reason (each as defined in the applicable retention agreement). In addition, Mr. Lee’s agreement provided that Mr. Lee would not be required to repay any portion of his sign-on bonus. Payment of the severance benefits is contingent upon timely execution of a general waiver and release. Mr. Lee and Mr. Shah’s offer letters remained in full force and effect except as modified by the retention agreements. In the event Mr. Lee or Mr. Shah became eligible to receive severance benefits under Zynga’s Change in Control Severance Benefit Plan (the “Change in Control Plan”) (which was filed as Exhibit 10.12 to Zynga’s Annual Report on Form 10-K filed on February 19, 2016), the applicable executive would be entitled to receive the greater of the benefits provided under (i) the retention agreement or (ii) the Change in Control Plan.

Lee Separation.  Effective November 3, 2015, Mr. Lee’s employment with Zynga terminated and he resigned his position as Chief Financial Officer.  Zynga and Mr. Lee entered into a Separation Agreement and General

Release, dated November 3, 2015 (the “Lee Separation Agreement”).  Pursuant to the Lee Separation Agreement, among other things:

•	On June 12, 2016 Mr. Lee will receive a lump sum severance payment of $450,000, as provided in his retention agreement.
•	Zynga accelerated the vesting of 192,500 unvested ZSUs and unvested options to purchase 80,000 shares of Class A common stock previously granted to Mr. Lee.
•	Mr. Lee was not required to repay Zynga any portion of the one-time signing bonus of $500,000 that he received when he joined Zynga.

Downie Separation.  Effective April 19, 2015, Mr. Downie’s employment with Zynga terminated and he resigned his position as Chief Operating Officer.  Zynga did not make any payments to Mr. Downie in connection with his resignation.

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

Executive Stock Ownership Guidelines

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have a financial stake in Zynga. Our Executive Officer and Non-Employee Director Stock Ownership Guidelines provide that the Chief Executive Officer should own our common stock with a value of at least six times his base salary, and that each of our executive officers should own our common stock with a value of at least three times such executive’s base salary. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership for purposes of this policy. Vested but unexercised stock options will be treated as equivalent to one-half share. The employees covered by the policy are expected to be in compliance with the ownership levels above within the later of January 1, 2017 or five years from their date of hire or promotion. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in the policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants.

Compensation Recovery Policies

In April 2013, we adopted an executive compensation recovery policy (the “executive clawback policy”) for incentive awards paid to executive officers. In the event of a restatement of incorrect financial results, the policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or willful misconduct that caused the restatement, in each case on a “net” after tax basis.

In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) limits the amount that a public company may deduct from federal income taxes for remuneration paid to executive officers (other than the chief financial officer) to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options, provided certain requirements are satisfied. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment. The accounting impact of our compensation programs is one of many factors that are considered in determining the size and structure of our programs, so that we can ensure that our compensation programs are reasonable and in the best interests of our stockholders.

Compensation Risk Assessment

In 2016, F.W. Cook completed an assessment of Zynga’s 2015 compensation program, as well as new compensation arrangements approved in early 2016 to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on policies and practices relating to the components of our compensation programs and arrangements, incentive-based equity and cash compensation features, potential concerns regarding risk-taking behavior and specific risk mitigation features. The assessment was presented to and discussed with the Compensation Committee. The Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

•

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on a quarterly or an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

•	we have internal controls over our financial accounting and reporting;
•	we have a strong use of equity compensation, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation;
•

the Compensation Committee provides independent oversight of our executive compensation program and conducts and annual review of target compensation levels and reviews the alignment of compensation with performance;

•	our equity compensation guidelines are based on market levels;
•	we adopted stock ownership guidelines for our executive officers and directors;

•

we have an executive clawback policy that authorizes the Board, if it determines appropriate in the circumstances and subject to applicable laws, to recoup a portion of past incentive compensation paid to executive officers in the event of a restatement of Zynga’s financial results;

•	we prohibit executives and directors from placing company shares into a margin account; and
•	we prohibit all hedging transactions involving our common stock, which prevents our employees and directors from insulating themselves from the effects of our stock price performance.

Executive Compensation Tables

Summary Compensation

The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during 2015, 2014 and 2013, except in the cases of Mr. Lee, who was not a named executive officer in 2013, and Mrs. Quejado, who was not a named executive officer in 2013 or 2014. All dollar amounts are rounded to the nearest whole dollar amount.

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Mark Pincus(4)	2015	$1	$—		$—	$—	$—	$—		$1
	2014	$33,173	$—		$—	$—	$—	$135		$33,308
	2013	$75,000	$—		$—	$—	$—	$236		$75,236
Don Mattrick(5)	2015	$273,076	$—		$—	$—	$—	$16,302,691	(6)	$16,575,767
	2014	$1,000,000	$—		$4,999,995	$2,230,675	$—	$1,242		$8,231,912
	2013	$481,409	$5,969,863		$38,035,712	$13,327,036	$—	$371		$57,814,391
David Lee(7)	2015	$475,640	$—		$1,450,000	$—	$—	$471,625	(8)	$2,397,265
	2014	$358,013	$500,000	(9)	$2,516,000	$904,210	$—	$405		$4,278,628
Michelle Quejado(10)	2015	$227,817	$—		$1,309,400	$—	$—	$—		$1,537,217
Clive Downie(11)	2015	$150,000	$—		$—	$—	$—	$1,731		$151,731
	2014	$450,000	$158,920	(12)	$1,092,000	$1,536,746	$—	$540		$3,238,206
	2013	$73,557	$1,000,000		$2,211,000	$—	$—	$90		$3,284,647
Devang Shah	2015	$400,000	$—		$1,450,000	$—	$—	$—		$1,850,000
	2014	$340,625	$—		$456,000	$—	$—	$563		$797,188
	2013	$239,375	$103,437		$1,212,400	$418,000	$—	$572		$1,973,784

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 10, “Stockholders’ Equity” in our Annual Report on Form 10-K for 2015. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column represents the grant date fair value of stock options, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 10, “Stockholders’ Equity” in our Annual Report on Form 10-K for 2015. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock options, the exercise of stock options, or the sale of the common stock underlying such stock options.

(3)

Includes payments for life insurance premiums for each named executive officer as well as any severance payments made to any named executive officer during 2015.  Severance payments made during 2015 to our named executive officers are described under the heading “Executive Compensation—Post-Employment Compensation” in this proxy statement.

(4)

Mr. Pincus was appointed Chief Executive Officer on April 8, 2015.  Prior to his appointment as Chief Executive Officer, Mr. Pincus was a non-employee director and received compensation pursuant to our non-employee director compensation policy.

(5)

Mr. Mattrick resigned his position as Chief Executive Officer on April 8, 2015.  The table reflects Mr. Mattrick’s annual base salary immediately prior to his resignation.  Because Mr. Mattrick resigned in 2015, he was ineligible to be paid a 2015 annual bonus.

(6)

Includes (i) the severance payments made to Mr. Mattrick during 2015, (ii) the value realized by Mr. Mattrick with respect to the accelerated vesting of 5,111,081 unvested ZSUs and (iii) the reimbursement of $25,000 for certain of Mr. Mattrick’s legal expenses in connection with his resignation, in each case as per the Mattrick Separation Agreement.  These payments are further described under the heading “Post-Employment Payments—Mattrick Separation” in this proxy statement.

(7)

Mr. Lee resigned his position as Chief Financial Officer on November 3, 2015.  The table reflects Mr. Lee’s annual base salary immediately prior to his resignation.  Because Mr. Lee resigned in 2015, he was ineligible to be paid a 2015 annual bonus.

(8)

Represents the market value of 192,500 shares underlying ZSUs that vested in accordance with the Lee Separation Agreement based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $2.45 per share on November 3,

2015. Mr. Lee will not take possession of these shares until June 12, 2016 and as such, this amount not reflect the actual economic value that will be realized by Mr. Lee upon receipt of such shares.
(9)	Represents a one-time signing bonus paid at the time of hire.
(10)

Mrs. Quejado was appointed as Interim Chief Financial Officer on November 3, 2015.  The table reflects Mrs. Quejado’s annual base salary and bonus amount after her appointment as Interim Chief Financial Officer.

(11)

Mr. Downie resigned his position as Chief Operating Officer on April 19, 2015.  The table reflects Mr. Downie’s annual base salary immediately prior to his resignation.  Because Mr. Downie resigned in 2015, he was ineligible to be paid a 2015 annual bonus.

(12)	Represents a “Bridge Bonus” for fiscal year 2014 that was paid to Mr. Downie pursuant to his employment offer letter in 2015.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2015. The equity awards granted during the year ended December 31, 2015 identified in the following table are also reported in “Outstanding Equity Awards.” All dollar amounts are rounded to the nearest whole dollar amount.  We did not grant any stock options to our named executive officers during 2015.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of	All other option awards: Number of securities underlying	Exercise or base price of option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	stock or units (#)	options (#)	awards ($/Sh)	Option Awards(1)
Mark Pincus	—	—	—	—	—	—	—	—	—	$—	$—
Don Mattrick	—	—	—	—	—	—	—	—	—	$—	$—
David Lee	4/8/2015	—	—	—	—	—	—	500,000	—	$—	$1,450,000
Michelle Quejado	5/15/2015	—	—	—	—	—	—	250,000	—	$—	$762,500
	6/15/2015	—	—	—	—	—	—	60,000	—	$—	$179,400
	11/3/2015	—	—	—	—	—	—	150,000	—	$—	$367,500
Clive Downie	—	—	—	—	—	—	—	—	—	$—	$—
Devang Shah	4/8/2015	—	—	—	—	—	—	500,000	—	$—	$1,450,000

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 10, “Stockholders’ Equity” in our Annual Report on Form 10-K for 2015. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

Outstanding Equity Awards

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.  Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mark Pincus	800,000	—		$0.12815	11/19/2018	—		$—
	6,400,000	—		$0.17065	4/30/2019	—		$—
Don A. Mattrick	394,909	—		$5.46	4/8/2017	—		$—
David Lee	140,000	—		$4.01	3/11/2016	—		$—
Michelle Quejado	—	—		—	—	250,000	(2)	$670,000
	—	—		—	—	60,000	(3)	$160,800
	—	—		—	—	150,000	(4)	$402,000
Clive Downie	—	—		—	—	—		$—
Devang Shah	41,666	8,334	(5)	$2.80	8/31/2022	—		$—
	100,000	100,000	(6)	$4.11	12/13/2023	—		$—
	—	—		—	—	1,250	(7)	$3,350
	—	—		—	—	12,500	(8)	$33,500
	—	—		—	—	37,500	(9)	$100,500
	—	—		—	—	15,625	(10)	$41,875
	—	—		—	—	17,500	(11)	$46,900
	—	—		—	—	50,000	(12)	$134,000
	—	—		—	—	225,000	(13)	$603,000
	—	—		—	—	437,500	(14)	$1,172,500

(1)

Represents the market value of the shares underlying the ZSUs as of December 31, 2015, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $2.68 per share on December 31, 2015. This value assumes that the fair market value of the Class B common stock underlying the ZSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

Underlying award vested 25% on March 15, 2016, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(3)	Underlying award vests 50% on May 15, 2016 and 50% on May 15, 2017, subject in each case to continued service on the applicable vesting date.
(4)

Underlying award vests 25% on November 15, 2016, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(5)

Underlying award vested 25% on August 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(6)

Underlying award vested 25% on December 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(7)

Underlying award vested 25% on March 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(8)

Underlying award vested 25% on April 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(9)

Underlying award vested 25% on November 15, 2013, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(10)

Underlying award vested 25% on February 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(11)

Underlying award vested 25% on August 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(12)

Underlying award vested 25% on December 15, 2014, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(13)

Underlying award vested 25% on October 15, 2015, then the remaining shares vest in equal quarterly installments over the following three years, subject in each case to continued service on the applicable vesting date.

(14)	Underlying award vests in equal quarterly installments over the four years following April 15, 2015, subject in each case to continued service on the applicable vesting date.

Stock Option Exercises and Stock Vested

The following table shows information regarding options that were exercised and ZSUs that vested with respect to our named executive officers during the year ended December 31, 2015.  All dollar amounts are rounded to the nearest whole dollar amount.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)(3)
Mark Pincus	—	—	40,418		$105,491
Don Mattrick	—	—	5,340,019		$15,334,956
David Lee	—	—	415,000	(4)	$1,033,650
Michelle Quejado	—	—	—		$—
Clive Downie	—	—	64,375		$144,200
Devang Shah	—	—	254,687		$657,620

(1)

These values assume that the fair market value of the Class B common stock underlying the ZSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

In the case of stock options, the value realized represents the fair market value of our Class B common stock assumed to be equal to our Class A common stock as described in (1) above, on the date of exercise less the aggregate exercise price of the option.

(3)

In the case of stock awards, the value realized equals the fair market value of the Class A common stock underlying the ZSUs on the vesting date, multiplied by the number of units that vested.  All amounts have been rounded to the nearest whole dollar amount.

(4)	Includes 192,500 shares vested in accordance with the Lee Separation Agreement. Mr. Lee will not take possession of these shares until June 12, 2016.

Pension Benefits

We do not have any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

Each of our employees at the level of vice president or above, including our named executive officers, unless expressly provided otherwise in a written agreement between Zynga and such employee, is eligible to participate in the Change in Control Plan if such employee’s eligibility is approved by the Board or a committee thereof. Upon a change in control (as defined in the 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting an additional 25% of the total number of shares subject to each equity award held by such participant. The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

As noted above, we entered into a retention agreement with Mr. Shah on April 23, 2015.  The retention agreements provide that Mr. Shah is entitled to (i) a lump sum payment equal to six months’ of annual base salary and target bonus and (ii) an additional six months’ vesting of compensatory equity awards that are outstanding as of immediately prior to the date of termination, including ZSUs and options, in each case in the event that Mr. Shah’s employment is terminated by Zynga without cause or by Mr. Shah for good reason (as defined in the retention agreement).  In the event Mr. Shah becomes eligible to receive severance benefits under the Change in Control Plan, Mr. Shah would be entitled to receive the greater of the benefits provided under (i) the retention agreement or (ii) the Change in Control Plan.

We entered into an employment offer letter with Mr. Gibeau on February 29, 2016, which provides for certain benefits upon termination, rather than those benefits provided for in the Change in Control Plan. The details of these termination benefits are described in Zynga’s Current Report on Form 8-K, filed with the SEC on March 1, 2016.

The following table sets forth quantitative estimates of the benefits that our named executive officers would receive in the event of a qualifying termination and/or upon a qualifying termination in connection with a change in control, assuming the event took place on December 31, 2015, except for Mr. Mattrick, Mr. Lee and Mr. Downie, who were no longer executive officers of Zynga as of December 31, 2015.

	Voluntary Termination for Good Reason or Involuntary Termination without Cause other than after a Change in Control					Equity Acceleration upon Change in Control	Voluntary Termination for Good Reason or Involuntary Termination without Cause after a Change in Control
Name	Salary Continuation ($)	Bonus Continuation ($)	Continued Benefits ($)	Equity Acceleration ($)		(Employment Continues) ($)(1)(2)	Salary Continuation ($)	Bonus Continuation ($)	Continued Benefits ($)	Equity Acceleration ($)(1)(3)
Mark Pincus	$—	$—	$—	$—		$—	$—	$—	$—	$—
Michelle Quejado	$—	$—	$—	$—		$308,200	$—	$—	$—	$616,400
Devang Shah	$200,000	$240,000	$—	$418,750	(4)	$533,069	$—	$—	$—	$—	(5)

(1)

Represents the market value of the shares underlying the ZSUs and stock options as of December 31, 2015, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $2.68 per share on December 31, 2015. This value assumes that the fair market value of any Class B common stock underlying the ZSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

Unless otherwise noted, represents acceleration of 25% of the total number of shares underlying stock options or ZSUs subject to acceleration for each participant in our Change in Control Plan as of December 31, 2015.

(3)

Unless otherwise noted, represents acceleration of 50% of the total number of shares underlying stock options or ZSU subject to acceleration for each participant in our Change in Control Plan as of December 31, 2015. Note that this analysis assumes that participant is terminated in connection with Change in Control and has not received additional equity grants after the Change in Control. If participant’s employment continues and such participant receives 25% equity acceleration, such participant would receive acceleration of 25% of such participant’s existing equity awards at the time of termination if such participant’s employment was terminated without cause within the time period covered by the plan.

(4)

Does not include any value attributable to accelerated vesting of stock options as the applicable exercise prices of Mr. Shah’s stock options are less than the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $2.68 per share on December 31, 2015.

(5)

Mr. Shah was promoted to Senior Vice President after December 31, 2015 and therefore would not be eligible to have received severance benefits under the Change in Control Plan if Mr. Shah’s employment was terminated by Zynga without cause or by Mr. Shah for good reason in connection with a change in control, assuming the event took place on December 31, 2015.  Mr. Shah, however, would receive severance benefits pursuant to his retention agreement, which are set forth in this table. In the event Mr. Shah is eligible to receive benefits for a Qualifying Termination (as defined in the Change in Control Plan) or for Good Reason under his retention agreement, Mr. Shah will be entitled to receive the greater of the payments and benefits provided under either (i) the Change in Control Plan or (ii) his retention agreement, but in no event both.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Zynga’s common stock as of March 31, 2016 (except as otherwise noted below) by: (i) each nominee for director; (ii) each of our named executive officers; (iii) all of our named executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock, Class B common stock or Class C common stock.

Except as specified in the following sentence, beneficial ownership is determined according to the rules of the SEC and generally means that (i) shares subject to stock options currently exercisable or exercisable within 60 days of March 31, 2016 and (ii) ZSUs vesting within 60 days of March 31, 2016 are deemed to be outstanding for computing the percentage ownership of the stockholder holding those options and ZSUs but not for any other stockholder. For purposes of the Class A common stock beneficial ownership reflected in the table below, shares of Class B common stock or Class C common stock are not included in such stockholder’s ownership of Class A common stock on an as-converted basis.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

	Shares Beneficially Owned(1)
	Class A		Class B		Class C		Total	Total
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Ownership %(2)	Voting %(3)
5% Stockholders:
Mark Pincus(4)	167,965	*	72,085,846	59.7	20,517,472	100.0	10.1	63.5
The Vanguard Group(5)	52,518,667	6.8	—	*	—	*	5.8	1.7
Eminence Capital(6)	76,204,421	9.9	—	*	—	*	8.4	2.5
Capital World Investors(7)	83,870,000	10.8	—	*	—	*	9.2	2.8
KPCB Holdings, Inc., as Nominee(8)	15,217,880	2.0	39,105,918	34.4	—	*	6.0	9.6
Morgan Stanley(9)	41,080,579	5.3	—	*	—	*	4.5	1.4
Named Executive Officers and Directors:
Mark Pincus(4)	167,965	*	72,085,846	59.7	20,517,472	100.0	10.1	63.5
Don Mattrick(10)	474,006	*	—	*	—	*	*	*
David Lee(11)	276,442	*	—	*	—	*	*	*
Michelle Quejado(12)	67,621	*	—	*	—	*	*	*
Clive Downie(13)	123,858	*	—	*	—	*	*	*
Devang Shah(14)	465,570	*	—	*	—	*	*	*
L. John Doerr(15)	15,440,707	2.1	40,759,424	35.9	—	*	6.3	10.0
Regina E. Dugan	126,302	*	—	*	—	*	*	*
Frank Gibeau	85,035	*	—	*	—	*	*	*
William “Bing” Gordon(16)	15,957,426	2.1	39,105,918	34.4	—	*	6.1	9.6
Louis J. Lavigne, Jr.	60,779	*	—	*	—	*	*	*
Sunil Paul	252,072	*	—	*	—	*	*	*
Ellen F. Siminoff(17)	390,786	*	—	*	—	*	*	*
All named executive officers and directors as a group	18,670,689	2.4	112,845,270	93.4	20,517,472	100.0	16.6	73.5

(*)	Represents beneficial ownership of less than one percent (1%) of the applicable class of outstanding common stock.
(1)

This table is based upon information supplied by our named executive officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Zynga believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable ownership percentages are based on 773,444,164 shares of our Class A common stock, 113,566,968 shares of our Class B common stock and 20,517,472 shares of our Class C common stock outstanding as of March 31, 2016, adjusted as required by rules promulgated by the SEC.

(2)	Total ownership percentage represents ownership with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class.

(3)

Total voting power percentage represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class.  Each holder of Class C common stock is entitled to seventy votes per share of Class C common stock, each holder of Class B common stock is entitled to seven votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote.

(4)

Consists of (i) 167,965 shares of Class A common stock held directly by Mr. Pincus, (ii) 34,352,912 shares of Class B common stock held directly by Mr. Pincus, (iii) 1,440,000 shares of Alison Gelb Pincus, Mr. Pincus’ wife, (iv) 1,327,300 shares of Class B common stock held jointly by Mr. and Mrs. Pincus, (v) 27,765,634 shares of Class B common stock held directly by Ogden Enterprises LLC, of which Mr. Pincus serves as manager, (vi) 7,200,000 shares of Class B common stock issuable upon exercise of stock options held directly by Mr. Pincus that are fully vested and exercisable and (vii) 20,517,472 shares of Class C common stock held directly by Mr. Pincus.

(5)

Based on a Schedule 13G amendment filed with the SEC on February 11, 2016 by The Vanguard Group (“Vanguard”). In such Schedule 13G amendment, Vanguard indicates it is the beneficial owner of 52,518,667 shares of Class A common stock, has sole voting power over 563,803 shares of Class A common stock, has shared voting power over 42,500 shares of Class A common stock, has sole dispositive power over 51,959,864 shares of Class A common stock and has shared dispositive power over 558,803 shares of Class A common stock. In such Schedule 13G amendment, Vanguard lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based on a Schedule 13G amendment filed with the SEC on February 16, 2016 by Eminence Capital, LP (“Eminence LP”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Sandler” and collectively with Eminence LP and Eminence GP, “Eminence”). In such Schedule 13G amendment, Eminence indicated (i) Eminence LP is the beneficial owner of 76,160,796 shares of Class A common stock, has sole voting power over 0 shares of Class A common stock, has shared voting power over 76,160,796 shares of Class A common stock, has sole dispositive power over 0 shares of Class A common stock and has shared dispositive power over 76,160,796 shares of Class A common stock, (ii) Eminence GP is the beneficial owner of 63,090,521 shares of Class A common stock, has sole voting power over 0 shares of Class A common stock, has shared voting power over 63,090,521 shares of Class A common stock, has sole dispositive power over 0 shares of Class A common stock and has shared dispositive power over 63,090,521 shares of Class A common stock and (iii) Sandler is the beneficial owner of 76,204,421 shares of Class A common stock, has sole voting power over 43,625 shares of Class A common stock, has shared voting power over 76,204,421 shares of Class A common stock, has sole dispositive power over 43,625 shares of Class A common stock and has shared dispositive power over 76,160,796 shares of Class A common stock. In such Schedule 13G amendment, Eminence lists its address as 333 South Hope Street, Los Angeles, CA 90071.

(7)

Based on a Schedule 13G amendment filed with the SEC on February 16, 2016 by Capital World Investors, a division of Capital Research and Management Company (“Capital World”). In such Schedule 13G amendment, Capital World indicates it is the beneficial owner of 83,870,000 shares of Class A common stock, has sole voting power over 83,870,000 shares of Class A common stock, has shared voting power over 0 shares of Class A common stock, has sole dispositive power over 83,870,000 shares of Class A common stock and shared dispositive power over 0 shares of Class A common stock.  Capital World indicates it has beneficial ownership of the 83,870,000 shares of Class a common stock as a result of Capital World acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. In such Schedule 13G amendment, Capital World indicates that Capital World holds more than five percent of the outstanding Class A common stock, as of December 31, 2015 on behalf of SMALLCAP World Fund, Inc., a client of Capital World.  In such Schedule 13G amendment, Capital World lists its address as 65 East 55th Street, 25th Floor, New York, NY 10022.

(8)

Based on a Schedule 13G amendment filed with the SEC on February 17, 2015 by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”), KPCB XIII Associates, LLC (“KPCB XIII Associates”), KPCB Digital Growth Fund, LLC (“KPCB DGF”), KPCB Digital Growth Founders Fund, LLC (“KPCB DGFF”) and KPCB DGF Associates, LLC (“KPCB DGF Associates”, and collectively with KPCB XIII, KPCB XIII Associates, KPCB DGF and KPCB DGFF, the “KPCB Funds”).  In such Schedule 13G amendment, KPCB Funds indicate (i) KPCB XIII is the beneficial owner of 15,217,880 shares of Class A common stock and 37,323,908 shares of Class B common stock; (ii) KPCB DGF is the beneficial owner of 1,679,723 shares of Class B common stock; and (iii) KPCB DGFF is the beneficial owner of 102,287 shares of Class B common stock. The managing member of KPCB XIII is KPCB XIII Associates. The managing member of KPCB DGF and KPCB DGFF is KPCB DGF Associates. Mr. Doerr and Mr. Gordon, members of the Board, are members of KPCB XIII Associates and KPCB DGF Associates and may be deemed to share voting and dispositive power with respect to shares held by KPCB XIII, KPCB DGF and KPCB DGFF. In such Schedule 13G amendment, the KPCB Funds list their address as 2750 Sand Hill Road, Menlo Park, CA 94025.

(9)

Based on a Schedule 13G filed with the SEC on February 29, 2016 by Morgan Stanley. In such Schedule 13G, Morgan Stanley indicates it is the beneficial owner of 41,080,579 shares of Class A common stock, has sole voting power over 40,527,575 shares of Class A common stock, has shared voting power over 543,487 shares of Class A common stock and has shared dispositive power over 41,080,579 shares of Class A common stock. In such Schedule 13G, Morgan Stanley lists its address as 1585 Broadway, New York, NY 10036.

(10)

Mr. Mattrick resigned from Zynga in April of 2015, the information in this table is based on information provided by Mr. Mattrick to Zynga as of December 31, 2015.  Consists of (i) 79,097 shares of Class A common stock and (ii) 394,909 shares of Class A common stock issuable upon exercise of stock options that are fully vested and exercisable.

(11)

Mr. Lee resigned from Zynga in November of 2015, the information in this table is based on information provided by Mr. Lee to Zynga as of December 31, 2015.  Consists of (i) 136,442 shares of Class A common stock and (ii) 140,000 shares of Class A common stock issuable upon exercise of stock options that are fully vested and exercisable.

(12)	Consists of (i) 37,621 shares of Class A common stock and (ii) 30,000 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of March 31, 2016.
(13)	Mr. Downie resigned from Zynga in April of 2015, the information in this table is based on information provided by Mr. Downie to Zynga as of December 31, 2015.
(14)

Consists of (i) 226,612 shares of Class A common stock; (ii) 157,292 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable; (ii) 10,416 shares of Class A common stock issuable upon exercise of options vesting within 60 days of March 31, 2016; (iii) 71,250 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of March 31, 2016.

(15)	Consists of (i) the shares listed in footnote (8), (ii) 222,827 shares of Class A common stock and (iii) 1,653,506 shares of Class B common stock held directly by Mr. Doerr.
(16)	Consists of (i) the shares listed in footnote (8) and (ii) 739,546 shares of Class A common stock held directly by Mr. Gordon.
(17)

Consists of (i) 340,619 shares of Class A common stock held by the D&E Living Trust, of which Ms. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power and (ii) 50,167 shares of Class A common stock held directly by Ms. Siminoff.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

We have adopted a policy regarding transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to the Audit Committee for review, consideration and approval. If the related party is, or is associated with, a member of the Audit Committee, the transaction must be reviewed and approved by another independent body of the Board, such as the Compensation Committee.

Transactions with Related Parties

During 2015, we entered into the following transactions with related parties:

•	we leased office space owned by Mr. Pincus. We paid Mr. Pincus an aggregate of approximately $30,000 during 2015 in connection with this lease;
•

we purchased on-demand hosting services from Amazon.com, Inc.  Mr. Gordon serves on the board of directors of Amazon.  We paid Amazon an aggregate of approximately $ 30,807,756 during 2015 for these services;

•

we purchased corporate IT network management and monitoring tools from Solarwinds, Inc..  Ms. Siminoff served of the board of directors of Solarwinds during 2015 and 2016 until Solarwinds was taken private.  We paid Solarwinds an aggregate of approximately $12,732 during 2015 for these tools;

•

we purchased marketing services related to player acquisition from Alphabet.  Mr. Doerr serves on the board of directors of Alphabet and Dr. Dugan was employed by Alphabet during 2015.  We paid Alphabet an aggregate of approximately $4,768,092 during 2015 for these services;

•

we purchased marketing services related to player acquisition from inMobi Inc.  KPCB, one of our stockholders that holds in excess of 5% of our common stock, is a stockholder of inMobi.  We paid inMobi an aggregate of approximately $500,106 during 2015 for these services;

•

we purchased marketing services related to player acquisition from SessionM, Inc.  KPCB, one of our stockholders that holds in excess of 5% of our common stock, is a stockholder of SessionM.  We paid SessionM an aggregate of approximately $57,801 during 2015 for these services;

•

we purchased marketing services related to player acquisition from iMedia Inc.  KPCB, one of our stockholders that holds in excess of 5% of our common stock, is a stockholder of iMedia.  We paid iMedia an aggregate of approximately $167,852 during 2015 for these services;

•

we renewed service support with Hewlett-Packard Company (“HP”).  A relative of Mr. Shah is an employee at HP.  We paid HP an aggregate of approximately $351,538 during 2015 for the service support renewal;

•

we purchased human resources software from Betterworks, Inc.  Mr. Doerr serves on the board of directors of Betterworks.  We paid Betterworks an aggregate of approximately $90,000 during 2015 for these services;

•

we purchased texting and VOIP services from Pinger, Inc.  KPCB, one of our stockholders that holds in excess of 5% of our common stock, is a stockholder of Pinger.  We paid Pinger an aggregate of approximately $65,591 during 2015 for these services; and

•	we leased office space to 21 Inc. Mr. Pincus is a stockholder of 21 Inc. 21 Inc. paid us an aggregate of approximately $326,978 during 2015 in connection with this lease.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our amended and restated certificate of incorporation and bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.

Employment Related Arrangements

Compensation arrangements for our directors and named executive officers, including offer letter agreements, are described above under the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement.

We have entered into change of control arrangements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Rule 10b5-1 Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan except for “sell to cover” transactions. Our directors are also required to conduct all purchases or sale transactions under a Rule 10b5-1 plan.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

2015 ANNUAL REPORT

Our Annual Report on Form 10-K for 2015 has been made available to our stockholders and posted on our corporate website at investor.zynga.com/annual-proxy/cfm. Zynga will provide, without charge, a copy of our Annual Report on Form 10-K for 2015 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests for our Annual Report on Form 10-K for 2015 can be made by writing to Zynga Investor Relations Department at Zynga Inc., 699 8th Street, San Francisco, California 94103.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice or other proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or other proxy materials, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of the Notice or other proxy materials for your household, please contact your broker or us with your request.

Likewise, if you participate in householding and wish to receive a separate copy of the Notice or other proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies in the future, please also contact your broker or us with your request.

You can contact us at:

Zynga Investor Relations Department Zynga Inc. 699 8th Street San Francisco, California 94103	http://investor.zynga.com/contactus.cfm	(855) 449-9642

Appendix “A”

ZYNGA INC.

CHARTER OF THE AUDIT COMMITTEE

of the Board of Directors

Approved by the Board of Directors

April 7, 2016

Purpose

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Zynga Inc. (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to (i) the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, and the quality and integrity of the Company’s financial statements and reports, and (ii) the qualifications, independence and performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”), and (iii) the performance of the Company’s internal audit function, if applicable.  The Committee shall also provide oversight assistance in connection with the Company’s legal and regulatory compliance.

Composition

The Committee shall consist of at least three (3) members of the Board of Directors each of whom shall satisfy the independence and financial literacy requirements imposed by the Securities and Exchange Commission (“SEC”) and by the NASDAQ Stock Market LLC (“Nasdaq”), including any exceptions permitted by such requirements.  At least one member of the Committee shall satisfy the applicable financial sophistication requirements, as in effect from time to time, and any other requirement, as in effect from time to time, for accounting or related financial management expertise, as determined by the Board in its business judgment, when and as required by Nasdaq.  The members of the Committee and Committee chairperson shall be appointed by and serve at the discretion of the Board.  Vacancies occurring on the Committee shall be filled by the Board.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate.  The Committee will meet at least once every fiscal quarter, unless otherwise determined by the Committee.  Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company after each meeting.  The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

Authority

The Committee shall have access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to appoint, determine compensation for (at the Company’s expense), retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses, including expenditures for external resources, that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company, attend any meeting of the Committee or meet with any member of the Committee or any of its special, outside legal, accounting or other, advisors or consultants.

The Committee may form and delegate authority to subcommittees as appropriate.  Delegation by the Committee to any subcommittee shall not limit or restrict the Committee on any matter so delegated, and any such action by the Committee shall not limit or restrict any future action by such subcommittee.  The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.  The approval of this Audit Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company.  The Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee.  The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively.  To implement the Committee’s purpose, the Committee shall have the following responsibilities.  The Committee may supplement and, except as otherwise required by applicable laws or the requirements of Nasdaq, deviate from these activities as appropriate under the circumstances:

1.

Evaluation and Retention of Auditors.  To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain, or to terminate, the engagement of the existing Auditors, or to appoint and engage a different independent registered public accounting firm, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or Board elects to submit such retention for ratification by the stockholders).

2.

Communication Prior to Engagement. Prior to engagement of any prospective Auditors, to review a written disclosure by the prospective Auditors of all relationships between the prospective Auditors, or their affiliates, and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence, and to discuss with the prospective Auditors the potential effects of such relationships on the independence of the prospective Auditors, consistent with Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”), of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

3.

Approval of Audit Engagements.  To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4.

Approval of Non-Audit Services.  To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, at the Company’s expense, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

5.

Audit Partner Rotation.  To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

6.

Auditor Independence. At least annually, consistent with Rule 3526, to receive and review written disclosures from the Auditors delineating all relationships between the Auditors, or their affiliates, and the

Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence and a letter from the Auditors affirming their independence, to consider and discuss with the Auditors any potential effects of any such relationships on the independence of the Auditors as well as any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

7.

Former Employees of Auditors. To consider and adopt policies regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors. To review and determine whether to concur with the Company’s hiring of individuals employed or previously employed by the Company’s Auditors.

8.

Audited Financial Statement Review.  To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included.

9.

Annual Audit Results.  To review with management and the Auditors, the results of the annual audit, including the Auditors’ assessment of the quality of the Company’s accounting principles and practices, the Auditors’ views about qualitative aspects of the Company’s significant accounting practices, the reasonableness of significant judgments and estimates (including material changes in estimates), all known and likely misstatements identified during the audit (other than those the Auditors believe to be trivial), the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the PCAOB.

10.

Auditor Communications.  At least annually, to discuss with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 12. AU section 380), as adopted by the PCAOB in Rule 3200T (including any successor rule adopted by the PCAOB).

11.

Quarterly Results.  To review with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10‑Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the PCAOB.

12.

Management’s Discussion and Analysis.  To review with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

13.

Accounting Principles and Policies.  To review with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management, the potential impact on the Company’s financial statements of off-balance sheet structures and any other significant reporting issues and judgments, significant regulatory, legal and accounting initiatives or developments that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

14.

Management Cooperation with Audit.  To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties encountered during the audit or any restrictions on the scope of their activities or access to required records, data and information and, whether or not resolved, significant disagreements with management and management’s response, if any.

15.

Management Letters. To review with the Auditors and, if appropriate, management, any “management” or “internal control” letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.
16.

Disagreements Between Auditors and Management.  To review with management and the Auditors, or any other registered public accounting firm engaged to perform review or attest services, any conflicts or disagreements between management and the Auditors, or such other accounting firm, whether or not resolved, regarding financial reporting, accounting practices or policies or other matters, that individually or in the aggregate could be significant to the Company’s financial statements or the Auditors’ report, and to resolve any conflicts or disagreements regarding financial reporting.

17.

Internal Control Over Financial Reporting.  To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

18.

Separate Sessions.  Periodically, to meet in separate sessions with the Auditors, any internal auditors or other personnel responsible for the internal audit function, as appropriate, and management to discuss any matters that the Committee, the Auditors, any internal auditors or other personnel responsible for the internal audit function, or management believe should be discussed privately with the Committee.

19.

Internal Auditors.  Review the audit plan of the Company’s Internal Audit Department to the extent established (the “Internal Auditors”), discuss scope, staffing, compensation, locations, reliance upon management and general audit approach and any significant reports prepared by the Internal Auditors as well as management’s responses, approve the hiring and dismissal of the Director of Internal Audit, approve and review periodically the Internal Auditors’ Charter to ensure that the function has guidelines that allow it to operate effectively, and ensure that the Director of Internal Audit (and those reporting to the Director of Internal Audit on internal audit matters) has access to the Company’s records as necessary to permit the function to operate effectively.

20.

Correspondence with Regulators.  To consider and review with management, the Auditors, outside counsel, as appropriate, and any special counsel, separate accounting firm or other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.

Complaint Procedures.  To establish procedures, when and as required by applicable laws and rules or for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.

Engagement of Other Registered Public Accounting Firms.  To determine and approve engagements of any registered public accounting firm (in addition to the Auditors), prior to commencement of such engagements, to perform any other review or attest service, including the compensation to be paid, at the Company’s expense, to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

23.	Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.
24.	Related Party Transactions. Consider and approve or disapprove any related party transaction as defined under SEC Regulation Item 404, to the extent required by SEC regulations.

25.	Proxy Report. To oversee the preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
26.

Report to Board.  To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors, the performance of any internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

27.

Press Releases.  To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies, which discussions may be general discussions of the type of information to be disclosed and the type of presentation to be made.

28.

Internal Control Report.  At least annually to obtain and review a report by the Auditors describing that firm’s internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits performed by the firm, as well as any steps taken to address the issues raised.

29.

National Communications.  To review with the Auditor, as appropriate, any communications between the audit team and the Auditors’ national office with respect to auditing or accounting issues presented by the engagement.

30.

Risk Assessment and Management.  To review and discuss with management and, as appropriate, the Auditors, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and risks related to data privacy, data security and cybersecurity, and the steps taken by management to monitor and control these exposures.

31.

Committee Self-Assessment; Charter.  To conduct an annual assessment of the performance of the Committee.  The Committee shall also review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

32.	General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements.  These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

ANNUAL MEETING OF STOCKHOLDERS OF

ZYNGA INC.

June 9, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM ET on Wednesday, June 8, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Information on attending the Annual Meeting, including directions, may be found at **http://investor.zynga.com/events.cfm**

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17382

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20833000000000000000 1 060916

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the Board's eight (8) nominees for director to serve until the next annual meeting:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Mark Pincus
- ○ L. John Doerr
- ○ Regina E. Dugan, Ph.D.
- ○ Frank Gibeau
- ○ William "Bing" Gordon
- ○ Louis J. Lavigne, Jr.
- ○ Sunil Paul
- ○ Ellen F. Siminoff

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Whether or not direction is made, each of the proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

This proxy will be voted FOR the election of all nominees for director in proposal 1 unless authority is withheld and FOR proposals 2 and 3 unless otherwise indicated.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ZYNGA INC.

Proxy for Annual Meeting of Stockholders on June 9, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frank Gibeau and Devang Shah, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Class A common stock, Class B common stock and Class C common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Zynga Inc., to be held on Thursday, June 9, 2016 at 10:00 a.m., Pacific Time, at its headquarters, located at 699 8th Street, San Francisco, CA 94103, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1

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